Exhibit 10.1
EXECUTION COPY
$40,000,000
CREDIT AGREEMENT
between
ERESEARCHTECHNOLOGY, INC.,
as the Borrower,
and
CITIZENS BANK OF PENNSYLVANIA,
as the Lender
Dated as of May 27, 2010

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES

SCHEDULE I	Existing Investments
SCHEDULE 3.10	Pension Plans
SCHEDULE 3.16	Subsidiaries
SCHEDULE 3.19	Collective Bargaining Agreements
SCHEDULE 3.20	Material Contracts
SCHEDULE 6.2(e)	Existing Indebtedness
SCHEDULE 6.3(g)	Existing Liens
EXHIBITS

EXHIBIT A	Form of Revolver Note
EXHIBIT B	Form of Notice of Borrowing

CREDIT AGREEMENT
CREDIT AGREEMENT, dated as of May 27, 2010, between ERESEARCHTECHNOLOGY, INC., a Delaware corporation (the “Borrower”) and CITIZENS BANK OF PENNSYLVANIA (the “Lender”).
W I T N E S S E T H:
In consideration of the promises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Acquisition”: the acquisition by the Purchaser of all of the issued and outstanding Capital Stock of the Target pursuant to and in accordance with the terms of the Purchase Agreement.
“Adjusted EBITDA”: with respect to any Person who has (or whose assets have) been acquired by the Borrower or any of its Subsidiaries for any period, the historical EBITDA of such Person or attributable to such assets for such period; provided, that, with respect to the Target, such historical EBITDA will be calculated utilizing management prepared financial statements provided to the Lender prior to the date hereof containing provision (accrual) for the costs borne by the Target of any and all services shared by and between the Target and any of its Affiliates in fiscal year 2009.
“Affiliate”: as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and any member, director, officer or employee of any such Person. For purposes of this definition, “control” shall mean the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or in effect cause the direction of the management and policies of such Person whether by contract or otherwise.
“Agreement”: this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Anti-Terrorism Statute”: shall mean any Law relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.
“Applicable Margin”: on any date, the percentage per annum set forth below in the column entitled “Applicable Margin – LIBOR Loan” or “Applicable Margin – LIBOR Advantage Loan”, as appropriate, which corresponds to the Senior Leverage Ratio as shown on the last Compliance Certificate delivered by the Borrower to the Lender pursuant to subsection 5.2(b) prior to such date:

			Applicable
			Margin –
		Applicable	LIBOR
		Margin –	Advantage
Level	Senior Leverage Ratio	LIBOR Loan	Loan
I	Less than 0.5 to 1.0	1.00%	1.00%
II	Greater than or equal to 0.5 to 1.0 but less than 1.0 to 1.0	1.25%	1.25%
III	Greater than or equal to 1.0 to 1.0 but less than 1.5 to 1.0	1.50%	1.50%
IV	Greater than or equal to 1.5 to 1.0	1.75%	1.75%
; provided, however, that (i) adjustments, if any, to the Applicable Margin resulting from a change in the Senior Leverage Ratio shall be effective three Business Days after the Lender has received a Compliance Certificate evidencing such change, (ii) in the event that no Compliance Certificate has been delivered for a fiscal quarter prior to the last date on which it can be delivered without violation of subsection 5.2(b), the Applicable Margin from such date until such Compliance Certificate is actually delivered shall be that applicable under Level IV, (iii) in the event that the actual Senior Leverage Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Compliance Certificate for such fiscal quarter, the Applicable Margin shall be recalculated for the applicable period based upon such actual Senior Leverage Ratio and (iv) anything in this definition to the contrary notwithstanding, until receipt by the Lender of the Compliance Certificate for the fiscal quarter ending June 30, 2010, the Applicable Margin shall be that applicable under Level II. Any additional interest on the Revolver Loans resulting from the operation of clause (iii) above shall be payable by the Borrower to the Lender within five (5) days after receipt of a written demand therefor from the Lender.
“Application”: in respect of each Letter of Credit issued by the Lender, an application, in such form as the Lender may specify from time to time, requesting issuance of such Letter of Credit.
“Availability”: as of any date of determination, an amount equal to (a) the Commitment minus (b) the Facility Usage, in each case as of the date of determination.
“Base Rate”: for any day, a fluctuating per annum rate of interest equal to the Prime Rate in effect on such day. Any change in the Base Rate due to a change in the Prime Rate shall conform to changes as of the opening of business on the date of such change in the Prime Rate.
“Base Rate Loan”: any Revolver Loan bearing interest at a rate determined by reference to the Base Rate.
“Blocked Person”: has the meaning assigned to such term in subsection 3.22(b).
“Borrowing Date”: any Business Day on which a Revolver Loan is to be made at the request of the Borrower under this Agreement.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required by law to close and with respect to advances of LIBOR Loans or LIBOR Advantage Loans or any other matters relating to LIBOR Loans or LIBOR Advantage Loans, such day shall also be a London Banking Day.
“Capital Expenditures”: all liabilities incurred, expenditures made or payments due (whether or not made) by the Borrower or any of its Subsidiaries for the acquisition of any fixed or capital assets, or any improvements, replacements, substitutions or additions thereto that should be capitalized on a consolidated balance sheet of the Borrower and its Subsidiaries, including the principal portion of Capital Leases, in each case, calculated in accordance with GAAP.
“Capital Lease”: at any time, a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capital Lease Obligations”: at any time, the amount of the obligations under Capital Leases which would be shown at such time as a liability on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared in accordance with GAAP.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
“Change of Control”: (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated, (c) the Borrower ceases to directly own and control, beneficially and of record, all of the issued and outstanding Capital Stock of each of ERT Tech, ERT Investment, Covance and ERT UK1, (d) ERT UK1 ceases to directly own and control, beneficially and of record, all of the issued and outstanding Capital Stock of ERT UK2, (e) ERT UK2 ceases to directly own and control, beneficially and of record, all of the issued and outstanding Capital Stock of ERT Limited, (f) ERT Limited ceases to directly or indirectly own and control, beneficially and of record, all of the issued and outstanding Capital Stock of Purchaser, (g) Purchaser ceases to directly own and control, beneficially and of record, all of the issued and outstanding Capital Stock of the Target, (h) all or substantially all of the Borrower’s assets are sold or transferred, or (i) the approval of any plan or proposal for the liquidation or dissolution of the Borrower.
“Closing Date”: the first date on which all of the conditions precedent set forth in Section 4.1 have been satisfied or waived by the Lender, which date is May 27, 2010.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Commitment”: $40,000,000, as the same may be changed from time to time in accordance with the provisions of this Agreement.
“Commitment Fee”: has the meaning assigned to such term in Section 2.5.
“Commitment Fee Rate”: On any date, the percentage per annum set forth below in the column entitled Commitment Fee Rate which corresponds to the Senior Leverage Ratio as shown on the last Compliance Certificate delivered by the Borrower to the Lender pursuant to subsection 5.2(b) prior to such date:

		Commitment
Level	Senior Leverage Ratio	Fee Rate

I	Less than 0.5 to 1.0	0.10%
II	Greater than or equal to 0.5 to 1.0 but less than 1.0 to 1.0	0.15%
III	Greater than or equal to 1.0 to 1.0 but less than 1.5 to 1.0	0.15%
IV	Greater than or equal to 1.5 to 1.0	0.20%
; provided, however, that (i) adjustments, if any, to the Commitment Fee Rate resulting from a change in the Senior Leverage Ratio shall be effective three Business Days after the Lender has received a Compliance Certificate evidencing such change, (ii) in the event that no Compliance Certificate has been delivered for a fiscal quarter prior to the last date on which it can be delivered without violation of subsection 5.2(b), the Commitment Fee Rate from such date until such Compliance Certificate is actually delivered shall be that applicable under Level IV, (iii) in the event that the actual Senior Leverage Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Compliance Certificate for such fiscal quarter, the Commitment Fee Rate shall be recalculated for the applicable period based upon such actual Senior Leverage Ratio and (iv) anything in this definition to the contrary notwithstanding, until receipt by the Lender of the Compliance Certificate for the fiscal quarter ending June 30, 2010 the Commitment Fee Rate shall be that applicable under Level II. Any additional Commitment Fee that is due to the Lender resulting from the operation of clause (iii) above shall be payable by the Borrower within five (5) days after receipt of a written demand therefor from the Lender.
“Commitment Period”: the period from and including the date hereof to but not including the Termination Date.
“Compliance Certificate”: has the meaning assigned to such term in subsection 5.2(b).
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Costs”: has the meaning assigned to such term in subsection 2.13(c).
“Covance”: Covance Cardiac Safety Services Inc., a Pennsylvania corporation.

“Debt Service Coverage Ratio”: on any date, the ratio of (a) Modified EBITDA calculated for the period of four (4) consecutive fiscal quarters ending on such date less cash taxes paid, less Distributions paid, in each case during such period to (b) Fixed Charges during such period.
“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition precedent therein set forth, has been satisfied.
“Default Rate”: a rate per annum equal to the Base Rate, plus three percent (3%); provided that, with respect to any LIBOR Loan or LIBOR Advantage Loan, the Default Rate shall be three percent (3%) in excess of the rate which would otherwise be applicable to such LIBOR Loan or LIBOR Advantage Loan, as applicable.
“Disqualified Capital Stock”: Capital Stock that (a) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (including Capital Stock that may be required to be redeemed upon the failure to maintain or achieve any financial performance standards), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 180 days after the scheduled Termination Date; (b) is convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, other Disqualified Capital Stock or other assets, in each case, prior to the date that is 180 days after the scheduled Termination Date; (c) requires payment of Distributions or (d) entitles the holder thereof to disproportionate voting rights.
“Distribution”: in respect of any Person, (a) dividends or other distributions on Capital Stock of such Person (except distributions solely in Capital Stock of such Person); (b) the redemption or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock (except when solely in exchange for Capital Stock of such Person); and (c) any payment on account of, or the setting apart of any assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any share of any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock.
“Dollars” and “$”: dollars in lawful currency of the United States of America.
“Domestic Subsidiary” any direct or indirect Subsidiary of the Borrower that is not a Foreign Subsidiary, whether now existing or hereafter created.
“EBITDA”: shall mean, for any period, the operating profit of the Borrower and its Subsidiaries plus the sum of (a) any one-time fees, expenses or charges incurred in connection with the Acquisition in an amount not to exceed $4,000,000 in the aggregate, (b) any non-cash charges and (b) the sum of depreciation and amortization, in each case determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP for such period. As used in the definition of Modified EBITDA and Adjusted EBITDA, EBITDA shall also be determined for any Person who has (or whose assets have) been acquired by the Borrower or any of its Subsidiaries to the extent provided in such definitions.

“Eligible Transferee”: (a) the Lender; (b) any Affiliate of the Lender; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by the Lender or an Eligible Transferee or with respect to an Eligible Transferee that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as the Lender or an Eligible Transferee or by an Affiliate of such investment advisor, and in each case is approved by the Lender; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by the Lender, provided, that, (i) neither the Borrower nor any of its Subsidiaries or any Affiliate of the Borrower or any of its Subsidiaries shall qualify as an Eligible Transferee, (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of the Borrower or any of its Subsidiaries shall qualify as an Eligible Transferee, except as the Lender may otherwise specifically agree and (iii) so long as no Default or Event of Default shall exist or have occurred and be continuing, the Borrower shall have the right to approve an Eligible Transferee described in clause (c) or (d) above, which consent shall not be unreasonably withheld or delayed.
“Environmental Laws”: any and all Federal, state, local, municipal or foreign laws, rules, orders, regulations, statutes, ordinances, codes, decrees or binding requirements of any Governmental Authority, or binding Requirement of Law regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations issued thereunder by the Department of Labor or PBGC.
“ERISA Affiliate”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.
“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under

Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“ERT Investment”: eRT Investment Corporation, a Delaware corporation.
“ERT Limited”: eResearchTechnology, Limited, a private limited company incorporated in England and Wales under the Companies Act 2006.
“ERT Tech”: eRT Tech Corporation, a Delaware corporation.
“ERT UK1”: eResearchTechnology UK 1 Limited, a private limited company incorporated in England and Wales under the Companies Act 2006.
“ERT UK2”: eResearchTechnology UK 2 Limited, a private limited company incorporated in England and Wales under the Companies Act 2006.
“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
“Executive Order No. 13224”: shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Extensions of Credit”: the collective reference to Revolver Loans made and Letters of Credit issued under this Agreement.
“Facility Usage”: at any time the sum of (a) the amount of all Revolver Loans then outstanding and (b) the Letter of Credit Obligations then outstanding.
“Fixed Charges”: for any period, the sum of (on a consolidated basis): (a) interest expense (other than payment-in-kind) for such period, (b) the aggregate amount of all scheduled principal payments made during such period in respect of Indebtedness (including the principal component of all Capital Lease Obligations) and (c) the aggregate amount of all principal payments (other than scheduled principal payments) made during such period in respect of Indebtedness (including the principal component of all Capital Lease Obligations), to the extent that such payments reduced any scheduled principal payments that would have become due within one year after the date of the applicable payment.
“FLSA”: has the meaning assigned to such term in Section 3.7.
“Foreign Plan”: any employee benefit plan or arrangement (a) maintained or contributed to by the Borrower or a Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of the Borrower or a Subsidiary.

“Foreign Subsidiary”: shall mean any direct or indirect Subsidiary of the Borrower organized under the laws of any jurisdiction other than the United States of America or one of its states, commonwealths or territories or the District of Columbia.
“GAAP”: at any time with respect to the determination of the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation, generally accepted accounting principles as in effect in the United States on the date of, or at the end of the period covered by, the financial statements from which such asset, liability, item of income, or item of expense, is derived, or, in the case of any such computation, as in effect on the date when such computation is required to be determined, consistently applied.
“Governmental Acts”: has the meaning assigned to such term in subsection 2.6(i).
“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantors” collectively, each and every Domestic Subsidiary.
“Guaranty” the guaranty, dated as of the date hereof, made by each Domestic Subsidiary in favor of the Lender, together with each guaranty and guaranty supplement delivered to the Lender from time to time pursuant to Section 5.10.
“Guaranty Obligation”: as to any Person, any guarantee of payment or performance by such Person of any Indebtedness or other obligation of any other Person, or any agreement to provide financial assurance with respect to the financial condition, or the payment of the obligations of, such other Person (including, without limitation, purchase or repurchase agreements, reimbursement agreements with respect to letters of credit or acceptances, indemnity arrangements, grants of security interests to support the obligations of another Person, keepwell agreements and take-or-pay or through-put arrangements) which has the effect of assuring or holding harmless any third Person against loss with respect to one or more obligations of such third Person; provided, however, the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation of any Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such contingently liable Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such contingently liable Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such contingently liable Person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. Guaranty Obligations of any Person shall include the amount of any future “earn-out” or similar payments to be made to any other Person in connection with a Permitted Acquisition whether or not the same are reflected as indebtedness on the financial statements of the contingently liable Person.
“Indebtedness”: of any Person at any date, without duplication:

(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business not more than 60 days overdue (or being contested in good faith) and payable in accordance with customary practices), including earn-outs and similar obligations,
(b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument,
(c) all Capital Lease Obligations of such Person,
(d) all obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person,
(e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof,
(f) all redemption obligations, prior to the Termination Date, in respect of Redeemable Preferred Stock of such Person,
(g) net liabilities of such Person under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements, netting agreements and other hedging agreements or arrangements (calculated on a basis satisfactory to the Lender and in accordance with accepted practice),
(h) withdrawal liabilities of such Person or any ERISA Affiliate under a Plan, and
(i) all Guaranty Obligations of such Person with respect to liabilities of a type described in any of clauses (a) through (h) of this definition.
The Indebtedness of any Person shall include any Indebtedness of any other entity (including any partnership in which such Person is the general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or relationship with such entity.
“Intellectual Property”: has the meaning ascribed thereto in Section 3.15.
“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each calendar quarter while such Revolver Loan is outstanding, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Revolver Loan, in addition to the foregoing, the Termination Date.
“Interest Period”: with respect to any LIBOR Loan,
(a) initially the period commencing on the borrowing or continuation date, as the case may be, with respect to such LIBOR Loan and ending one, two or three months thereafter, as selected by the Borrower in its Notice of Borrowing given with respect thereto; and

(b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one, two or three months thereafter, as selected by the Borrower by irrevocable notice to the Lender in a Notice of Borrowing not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;
provided, that the foregoing provisions relating to Interest Periods are subject to the following:
(i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iii) no Interest Period shall extend beyond the Termination Date.
“Investments”: investments (by loan or extension of credit, purchase, advance, guaranty, capital contribution or otherwise), whether or not made in cash, by delivery of Property or otherwise, by the Borrower or any of its Subsidiaries (a) in any Person, whether by acquisition of stock or other ownership interest, indebtedness or other obligation or security, or by loan, advance or capital contribution or (b) in any Property, or any agreement to do any of the foregoing.
“ISP98”: has the meaning assigned to such term in Section 2.6(a).
“LA Interest Payment Date”: initially, the 1st day of July, 2010, and thereafter the day of each succeeding month which numerically corresponds to such date or, if a month does not contain a day that numerically corresponds to such date, the LA Interest Payment Date shall be the last day of such month.
“LA Interest Period”: with respect to any LIBOR Advantage Loan, the period commencing on (and including) the Closing Date (the “Start Date”) and ending on (but excluding) the date which numerically corresponds to such date one month later, and thereafter, each one month period ending on the day of such month that numerically corresponds to the Start Date. If an LA Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the LA Interest Period will end on the last day of such month. Notwithstanding the date of commencement of any LA Interest Period, interest shall only begin to accrue as of the date the initial LIBOR Advantage Loan is made hereunder.
“Law”: any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Governmental Authority.

“Letter of Credit Coverage Requirement”: with respect to each Letter of Credit at any time, 105% of the maximum amount available to be drawn thereunder at such time (determined without regard to whether any conditions to drawing could be met at such time).
“Letter of Credit Fee”: has the meaning assigned to that term in subsection 2.6(b).
“Letter of Credit Fee Rate”: on any date, the percentage per annum set forth below which corresponds to the Senior Leverage Ratio shown on the last Compliance Certificate delivered by the Borrowers to the Lender pursuant to subsection 5.2(b) prior to such date:

Level	Senior Leverage Ratio	Letter of Credit Fee Rate
I	Less than 0.5 to 1.0	1.00%
II	Greater than or equal to 0.5 to 1.0 but less than 1.0 to 1.0	1.25%
III	Greater than or equal to 1.0 to 1.0 but less than 1.5 to 1.0	1.50%
IV	Greater than or equal to 1.5 to 1.0	1.75%
; provided, however, that (i) adjustments, if any, to the Letter of Credit Fee Rate resulting from a change in the Senior Leverage Ratio shall be effective three Business Days after the Administrative Agent has received a Compliance Certificate evidencing such change, (ii) in the event that no Compliance Certificate has been delivered for a fiscal quarter prior to the last date on which it can be delivered without violation of subsection 5.2(b), the Letter of Credit Fee Rate from such date until such Compliance Certificate is actually delivered shall be that applicable under Level V, (iii) in the event that the actual Senior Leverage Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Compliance Certificate for such fiscal quarter, the Letter of Credit Fee Rate shall be recalculated for the applicable period based upon such actual Senior Leverage Ratio and (iv) anything in this definition to the contrary notwithstanding, until receipt by the Lender of the Compliance Certificate for the fiscal quarter ending June 30, 2010, the Letter of Credit Fee Rate shall be that applicable under Level II. Any additional fees on the Letters of Credit resulting from the operation of clause (iii) above shall be payable by the Borrower to the Lender within five (5) days after receipt of a written demand therefor from the Lender.
“Letter of Credit Obligations”: at any time, an amount equal to the sum of (a) 100% of the maximum amount available to be drawn under all Letters of Credit outstanding at such time (determined without regard to whether any conditions to drawing could be met at such time) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 2.6(c)(i).
“Letters of Credit”: collectively, any letters of credit issued by the Lender under Section 2.6.

“LIBOR Advantage Loan”: any Revolver Loan bearing interest at a rate determined by reference to the LIBOR Advantage Rate.
“LIBOR Advantage Rate”: relative to any LA Interest Period, the offered rate for delivery in two London Banking Days of deposits of Dollars for a term coextensive with the designated LA Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which such LA Interest Period commences. If the first day of any LA Interest Period is not a day which is both a (i) Business Day, and (ii) a London Banking Day, the LIBOR Advantage Rate shall be determined by reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Advantage Rate is unavailable and/or the Lender is unable to determine the LIBOR Advantage Rate for any LA Interest Period, the Lender may, at its discretion, either: (a) select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York with comparable maturities or (b) accrue interest at a rate equal to the Prime Rate as of the first day of any LA Interest Period for which the LIBOR Advantage Rate is unavailable or cannot be determined.
“LIBOR Loan”: any Revolver Loan bearing interest at a rate determined by reference to the LIBOR Rate.
“LIBOR Rate”: with respect to Revolver Loans comprising any Tranche to which the LIBOR Rate applies for any Interest Period, the interest rate per annum determined by the Lender by dividing (i) the offered rate for deposits of Dollars in an amount approximately equal to the amount of the requested LIBOR Loan for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period by (ii) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage. If such day is not a London Banking Day, the LIBOR Rate shall be determined on the immediately preceding day which is a London Banking Day. If for any reason the Lender cannot determine such offered rate by the British Bankers’ Association, the Lender may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.
“LIBOR Reserve Percentage”: relative to any day of any Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.
“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever

(including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
“Loan Documents”: this Agreement, the Revolver Note, the Share Charge, the Guaranty and the Applications, as the same may be amended, restated or supplemented from time to time in accordance herewith or therewith, and each sometimes being referred to herein as a “Loan Document”.
“Loan Party”: collectively, the Borrower and each Guarantor.
“London Banking Day”: a day on which dealings in Dollars deposits are transacted in the London interbank market.
“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries, (b) the ability of the Borrower or any of its Subsidiaries to perform their respective obligations under this Agreement, the Revolver Note or any other Loan Document to which it is a party or (c) the validity or enforceability of this Agreement, the Revolver Note or any of the other Loan Documents or the rights or remedies of the Lender hereunder or thereunder.
“Material Contract”: any Contractual Obligation (other than purchase orders) of the Borrower or any of its Subsidiaries involving monetary liability of or to any Person in an amount in excess of $3,000,000 in any fiscal year and any other Contractual Obligation, whether written or oral, to which the Borrower or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphynels, and ureaformaldehyde insulation.
“Modified EBITDA”: for any period of four consecutive fiscal quarters (each a “Reference Period”), EBITDA for such Reference Period; provided that, if at any time during such Reference Period, the Borrower or any of its Subsidiaries shall have acquired the stock or material assets of any Person, then (a) to the extent that the Adjusted EBITDA of such acquired Person or attributable to such acquired assets shall be ten percent (10%) or less of Modified EBITDA for the most recent Reference Period ending on or prior to the date of such acquisition for which financial statements have theretofore been delivered to the Lenders pursuant to Section 5.1, Modified EBITDA shall include such Adjusted EBITDA as if the acquisition occurred on the first day of such Reference Period, so long as a Responsible Officer shall furnish to the Lender a certificate showing in reasonable detail by fiscal quarter the calculation of such Adjusted EBITDA and (b) to the extent that the Adjusted EBITDA of such acquired Person or attributable to such acquired assets shall be more than ten percent (10%) of Modified EBITDA for the most recent Reference Period ending on or prior to the date of such acquisition for which financial statements have theretofore been delivered to the Lender pursuant to Section 5.1, Modified EBITDA shall include such Adjusted EBITDA as if the acquisition occurred on the first day of such Reference Period, so long as (i) the Lender shall have received financial statements of such acquired Person (or relating to such acquired assets) audited by an independent nationally recognized accounting firm for the prior two (2) most recently ended fiscal years for which financial statements are available prepared on a GAAP basis (or other basis acceptable to the Lender) or an independent third-party due diligence report for such acquired Person (or relating to such acquired assets) in form and substance acceptable to the Lender and (ii) a Responsible Officer shall furnish to the Lender a certificate showing in reasonable detail by each fiscal quarter the calculation of such Adjusted EBITDA.
“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan”: a Pension Plan that has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Notice of Borrowing”: with respect to any Revolver Loan, a notice from the Borrower in respect of such Revolver Loan, containing the information in respect of such Revolver Loan and delivered to the Lender, in the manner and by the time specified pursuant to the terms hereof. A form of the Notice of Borrowing for Revolver Loans is attached hereto as Exhibit B.
“Obligations”: collectively, (a) all Reimbursement Obligations and all unpaid principal of and accrued and unpaid interest on (including, without limitation, any interest accruing subsequent to the commencement of a bankruptcy, insolvency or similar proceeding with respect to the Borrower, whether or not such interest constitutes an allowed claim in such proceeding) the Revolver Loans, (b) all accrued and unpaid fees arising or incurred under this Agreement or any other Loan Document, (c) any other amounts due hereunder or under any of the other Loan Documents, including all reimbursements, indemnities, fees, costs, expenses, prepayment premiums, break-funding costs and other obligations of the Borrower to the Lender or any indemnified party hereunder or thereunder, (d) any obligations owed by the Borrower to the Lender or to any Affiliate of the Lender pursuant to a interest rate cap agreement, interest rate swap agreement, foreign currency exchange agreement, netting agreement or other hedging agreement or arrangement, and (e) all costs and expenses incurred by the Lender in connection with this Agreement and the other Loan Documents, including but not limited to the reasonable fees and expenses of the Lender’s counsel, which the Borrower is responsible to pay pursuant to the terms of this Agreement and/or the other Loan Documents.
“Original Currency”: has the meaning assigned to such term in Section 2.16.
“OSHA”: has the meaning assigned to such term in Section 3.7.
“Other Currency”: has the meaning assigned to such term in Section 2.16.
“Other Taxes”: has the meaning assigned to such term in subsection 2.14(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
“Pension Act”: the Pension Protection Act of 2006.
“Pension Funding Rules”: the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan”: any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permit”: as defined in Section 3.7(b).
“Permitted Acquisition”: (i) the Acquisition and (ii) any other acquisition by the Borrower of the stock or assets of a Person in a similar or related line of business to the Borrower, provided that: (a) at the time that any definitive agreement is entered into in respect of such acquisition, no Default or Event of Default shall exist or would exist if such acquisition were consummated on such date, (b) at the time of and after giving effect to such acquisition, the Senior Leverage Ratio on a pro forma basis shall be less than or equal to 1.5 to 1.0, (c) at least twenty (20) days prior to such acquisition, the Lender shall have received a draft of the acquisition agreement in substantially final form, (c) on or prior to the date of such acquisition, the Lender shall have received copies of the definitive acquisition agreement and all related instruments, opinions, certificates, lien search results and other documents reasonably requested by the Lender, each in form and content reasonably acceptable to the Lender, (d) at the time of such acquisition and after giving effect thereto, the Borrower shall be in compliance on a pro forma basis with the financial covenants contained in Section 6.1, (e) such acquisition shall be consensual and shall have been approved by the target entity’s board of directors (or similar governing body), (f) the sum of (I) the aggregate consideration (including any “earn-outs” or other deferred payments) paid by the Borrower and any of its Subsidiaries in connection with such acquisition, (II) any Investments of the Borrower and its Subsidiaries permitted under clause (m) of the definition of Permitted Investments and (III) all other Permitted Acquisitions consummated during any fiscal year of the Borrower shall not exceed $20,000,000 in the aggregate, and (g) at the time of and after giving effect to such acquisition, Availability shall be not less than $10,000,000. In determining whether the Senior Leverage Ratio on a pro forma basis shall be less than or equal to 1.5 to 1.0 after giving effect to a proposed acquisition (I) Total Debt shall be Total Debt on the date of and after giving effect to such acquisition and any Indebtedness incurred to finance such acquisition, and (II) Modified EBITDA shall be for the four consecutive fiscal quarters ending on the last day of the immediately preceding fiscal quarter for which the Lender has received financial statements under subsection 5.1(a) or (b) and the historical EBITDA (on a GAAP basis) of the Person who is being acquired, or attributable to the assets being acquired, shall be considered to the extent, if any, provided in the definition of Modified EBITDA.

“Permitted Investments”: Investments in:
(a) Investments existing on the date hereof and disclosed on Schedule I attached hereto;
(b) prepaid expenses and extensions of trade credit made on usual and customary terms in the ordinary course of business;
(c) current assets arising from the sale or purchase of goods and services in the ordinary course of business of the Borrower and its Subsidiaries;
(d) direct obligations of the United States of America or any agency or instrumentality thereof, or obligations guaranteed by the United States of America or any agency or instrumentality thereof, provided that such obligations mature within one (1) year from the date of acquisition thereof;
(e) certificates of deposit, time deposits or banker’s acceptances, maturing within one (1) year from the date of acquisition, with banks or trust companies organized under the laws of the United States, the unsecured long-term debt obligations of which are rated “A3” or higher by Moody’s or “A-” or higher by S&P, and issued, or in the case of banker’s acceptance, accepted, by a bank or trust company having capital, surplus and undivided profits aggregating at least $500,000,000 (any such bank being an “Approved Bank”);
(f) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (d) above and entered into with an Approved Bank;
(g) securities with put dates or maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated “A3” or higher by Moody’s or “A-” or higher by S&P;
(h) commercial paper and variable or fixed rate notes issued by (i) any Approved Bank or (ii) any corporation, provided, that if such corporation is not a domestic corporation, such debt is issued in Dollars and, in each case, such debt is rated “A3” or higher by Moody’s or “A-” or higher by S&P and matures within one (1) year of the date of acquisition;
(i) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in the investments of the type described in clauses (d) though (f) above;
(j) advances to employees to meet expenses incurred by such employees in the ordinary course of business in an aggregate amount not to exceed $250,000 at any one time outstanding;
(k) Permitted Acquisitions;

(l) loans (i) by the Borrower to any of its Domestic Subsidiaries, (ii) by any Domestic Subsidiary of the Borrower to any other Domestic Subsidiary of the Borrower, (iii) by the Borrower or any Domestic Subsidiary of the Borrower to any Foreign Subsidiary of the Borrower in a principal amount not to exceed $2,000,000 in the aggregate or (iv) by any Subsidiary of the Borrower to the Borrower; provided, that in each case, (A) as of the date of any such loan and after giving effect thereto, the Borrower or Subsidiary making such loan shall be solvent, (B) such loans shall be subordinated to the Obligations in a manner satisfactory to the Lender (it being acknowledged by the Lender that the subordination provisions set forth in the Guaranty are satisfactory with respect to (i) and (ii) above), and (C) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; and
(m) any other investment in any Person in a similar or related line of business to the Borrower. provided, that such investments shall not exceed $5,000,000 in the aggregate during any fiscal year of the Borrower.
“Permitted Liens”: has the meaning assigned to such term in Section 6.3.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) maintained for employees of the Borrower or any ERISA Affiliate, or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Preferred Stock”: means, in respect of any corporation, shares of Capital Stock of such corporation that are entitled to preference or priority over any other shares of the Capital Stock of such corporation in respect of payment of dividends or distribution of assets upon liquidation.
“Prime Rate”: a rate per annum equal to the rate of interest announced by the Lender in its Principal Office from time to time as its “Prime Rate.” The Borrower acknowledges that the Bank may make loans to its customers above, at or below the Prime Rate.
“Principal Office”: the main banking office of the Lender in Pittsburgh Pennsylvania.
“Properties”: the collective reference to the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries.
“Published Rate”: the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one-month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one-month period as published in another publication determined by the Lender).

“Purchase Agreement”: that certain Agreement, dated as of April 29, 2010, by and between CareFusion Germany 234 GmbH and Purchaser, as may be amended, restated or supplemented from time to time through the Closing Date.
“Purchaser”: Blitz F10-acht-drei-funf GmbH & Co. KG.
“Redeemable”: with respect to the Preferred Stock of any Person, each share of such Person’s Preferred Stock that is: (a) redeemable, payable or required to be purchased or otherwise retired or extinguished or convertible into debt of such Person (i) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (ii) at the option of any Person other than such Person, or (iii) upon the occurrence of a condition not solely within the control of such Person; or (b) convertible into other Redeemable Preferred Stock of such Person.
“Regulations T, U and X”: Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. part 220 et seq., 12 C.F.R. Part 221 et seq. and 12 C.F.R. Part 224 et seq., respectively), as such regulations are now in effect and as may hereafter be amended.
“Reimbursement Obligation”: in respect of each Letter of Credit, the obligation of the Borrower to reimburse the Lender for all drawings made thereunder in accordance with subsection 2.6(c)(i) and for any accrued interest in accordance with subsection 2.6(c)(ii) and in connection with the Application related to such Letter of Credit for amounts drawn under such Letter of Credit.
“Reportable Event”: any of the events set forth in Section 4043(c)(1), (2), (4), (5), (6), (10) and (13) of ERISA.
“Requested Increase”: has the meaning assigned to such term in subsection 2.11(d).
“Requirement of Law”: as to any Person, the charter, articles or certificate of Incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer”: with respect to any Person, the chief executive officer, president, treasurer, controller or chief financial officer of such Person. Unless otherwise qualified, all references to a “Responsible Officer” in this Agreement shall refer to a Responsible Officer of the Borrower.
“Restrictive Agreement”: an agreement that conditions or restricts the right of the Borrower or any of its Subsidiaries to incur or repay Indebtedness, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Indebtedness, or to repay any intercompany Indebtedness.
“Revolver Loans”: has the meaning assigned to such term in subsection 2.1(a).

“Revolver Note”: has the meaning assigned to such term in Section 2.2, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Senior Debt”: on any date, Total Debt on such date less Subordinated Debt on such date.
“Senior Leverage Ratio”: on any date, the ratio of (a) Senior Debt on such date, to (b) Modified EBITDA calculated for the period of four (4) consecutive fiscal quarters ending on such date.
“Services Subsidiary”: any Domestic Subsidiary of the Borrower which is created after the Closing Date to assume and perform, or which is intended to assume and perform, any portion of the functions or operations performed by the Borrower as of the Closing Date.
“Services Subsidiary Contract”: any contract or other written agreement, by and between the Services Subsidiary and the Borrower, as may be amended, restated, supplemented or otherwise modified from time to time, regarding the services to be performed by the Services Subsidiary for or on behalf of the Borrower and the fees or other compensation to be paid by the Borrower to the Services Subsidiary or the Services Subsidiary to the Borrower on account thereof.
“Share Charge”: the Charge over Shares and Securities, dated as of the date hereof, by and between the Borrower and the Lender, as the same may be amended, restated or supplemented from time to time.
“Subordinated Debt”: on any date all Indebtedness of the Borrower and its Subsidiaries at such date which is subordinated to the Obligations in a manner satisfactory to the Lender, including that (i) no portion of the principal of such Indebtedness shall be payable prior to one hundred eighty (180) days after the Termination Date, (ii) such Indebtedness shall be unsecured and (iii) the financial and other covenants for such Indebtedness are no more restrictive than those contained in this Agreement.
“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only be reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Target”: Research Services Germany 234 GmbH, a German limited liability company.
“Taxes”: has the meaning assigned to such term in Section 2.14.

“Termination Date”: the earlier of (a) May 27, 2013 and (b) the date the Commitment is terminated as provided herein.
“Total Debt”: at any date, the aggregate of all Indebtedness of the Borrower and its Subsidiaries at such date determined on a consolidated basis (including the current portion thereof and the undrawn stated amount of any letters of credit then outstanding).
“Tranche”: specified portions of Revolver Loans outstanding as follows: (a) any Revolver Loans to which a LIBOR Rate applies which become subject to the same LIBOR Rate under the same Notice of Borrowing and which have the same Interest Period shall constitute one Tranche, (b) all Revolver Loans to which the LIBOR Advantage Rate applies shall constitute one Tranche, and (c) all Revolver Loans to which the Base Rate applies shall constitute one Tranche.
“Type”: when used in respect of any Revolver Loan, shall refer to the Rate at which interest on such Revolver Loan accrues. For purposes hereof, “Rate” shall include the LIBOR Rate, the LIBOR Advantage Rate and the Base Rate.
“Upstream Payments”: a Distribution by any Subsidiary of the Borrower to (i) the Borrower, (ii) any Guarantor or (iii) any other Person that otherwise owns a direct equity interest in such Subsidiary, in proportion to such Person’s ownership interest in such Subsidiary or on account of repayment of any intercompany loan which constitutes a Permitted Investment.
“USA Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be renewed, extended, amended or replaced.
“Voting Stock”: Capital Stock of any class or classes of a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors (or Persons performing similar functions).
“Wachovia Loan Agreement”: that certain Loan Agreement, dated as of June 26, 2008, by and among Wachovia Bank, National Association (“Wachovia”), the Borrower, ERT Tech and ERT Investment, as amended by that certain Modification Number One to Promissory Note and Loan Agreement, dated as of May 19, 2009, by and among Wachovia, the Borrower, ERT Tech and ERT Investment.
“Wachovia Loan Documents”: the Wachovia Loan Agreement, the Wachovia Promissory Note and all documents, instruments and other agreements related thereto (including, without limitation, any deposit account, investment property or similar control agreements), as the same may be amended, modified, restated or supplemented from time to time.
“Wachovia Promissory Note”: that certain Promissory Note, dated as of June 26, 2008, issued by the Borrower, ERT Tech and ERT Investment in favor of Wachovia in the original principal amount of $3,000,000, as amended by that certain Modification Number One to Promissory Note and Loan Agreement, dated as of May 19, 2009, by and among Wachovia, the Borrower, ERT Tech and ERT Investment.

“Wholly-Owned Subsidiary”: at any time, any Subsidiary, of which one hundred percent (100%) of all of its equity securities (except directors’ qualifying shares) and Voting Stock are owned by any one or more of the Borrower and its other Wholly-Owned Subsidiaries at such time or by any Wholly-Owned Subsidiary of such other Wholly-Owned Subsidiary.
1.2. Other Definitional Provisions.
(a) Unless otherwise specified therein, all terms defined in this Agreement shall have such defined meanings when used in the Revolver Note, the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b) As used herein and in the Notes and the other Loan Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principals of consolidation where appropriate). Notwithstanding the foregoing, if the Borrower notifies the Lender in writing that the Borrower wishes to amend any covenant in Section 6.1 of this Agreement or any related definition to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such covenant (or if the Lender notifies the Borrower in writing that the Lender wishes to amend Section 6.1 or any related definition solely for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Lender, and the Borrower shall provide to the Lender, when it delivers its financial statements pursuant to Section 5.1(a) and (b) of this Agreement, such reconciliation statements as shall be reasonably requested by the Lender.
(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d) Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:
(i) References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
(ii) The section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect.
(iii) Reference to any Person includes such Person’s successors and assigns.
(iv) Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated.
(v) Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”.
(vi) Unless the context requires otherwise any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
(vii) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(viii) A time of day shall be construed as a reference to Philadelphia, Pennsylvania time, unless otherwise stated.
SECTION 2. LOANS AND TERMS OF COMMITMENTS
2.1. The Loans.
(a) Revolver Loans. Subject to the terms and conditions hereof, the Lender agrees to make revolving credit loans (the “Revolver Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of the Commitment; provided, that after giving effect to each such Revolver Loan, the aggregate amount of outstanding Revolver Loans made by the Lender shall not exceed (i) the Commitment minus (ii) the sum of the Letter of Credit Obligations then outstanding. The Commitment may be terminated or reduced from time to time pursuant to Section 2.11. Within the foregoing limits, the Borrower may during the Commitment Period borrow, repay and reborrow under the Commitment, subject to and in accordance with the terms and limitations hereof.
(b) Type of Loans. Except as otherwise provided in Section 2.10, the Revolver Loans may from time to time be (i) LIBOR Loans, (ii) LIBOR Advantage Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.3 and 2.4.

2.2. Notes.
(a) The Revolver Loans made by the Lender shall be evidenced by a promissory note executed by the Borrower, substantially in the form of Exhibit A, with appropriate insertions as to payee, date and principal amount (the “Revolver Note”), payable to the order of the Lender and in a principal amount equal to the amount of the Commitment. The Lender is hereby authorized to record the date, currency, Type and amount of each Revolver Loan made by the Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto on the schedule annexed to and constituting a part of the Revolver Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided, that the failure of the Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Revolver Note. The Revolver Note shall (a) be dated the Closing Date, (b) be stated to mature on the Termination Date and (c) provide for the payment of interest in accordance with Sections 2.7 and 2.8.
2.3. Procedure for Revolver Loans.
(a) Except as otherwise provided herein, the Borrower may from time to time prior to the Termination Date request the Lender to make Revolver Loans by delivering to the Lender, not later than 12:00 noon Philadelphia time, three (3) Business Days prior to the proposed Borrowing Date, a duly completed Notice of Borrowing. Each Notice of Borrowing shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Revolver Loans comprising each Tranche, which shall be in integral multiples of $100,000 and not less than $1,000,000 or, if less, the maximum amount available under the Commitment (iii) whether the LIBOR Rate or the LIBOR Advantage Rate shall apply to the proposed Revolver Loans comprising the applicable Tranche and (iv) in the case of a Tranche to which the LIBOR Rate applies, the Interest Period for the proposed Revolving Loans comprising such Tranche.
(b) If in a Notice of Borrowing no election as to the Type of Revolver Loan is specified in any such notice, then the requested Revolver Loan shall be a LIBOR Advantage Loan. If a LIBOR Loan is requested but no Interest Period with respect to such LIBOR Loan is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
2.4. Conversion and Continuation Options. Subject to Section 2.10, the Borrower shall have the right at any time upon prior irrevocable notice to the Lender (i) not later than 12:00, noon, Philadelphia time, three (3) Business Days prior to conversion or continuation, to convert any Base Rate Loan into a LIBOR Loan or to continue any LIBOR Loan as a LIBOR Loan for any additional Interest Period and (ii) not later than 10:00 am, Philadelphia time, not less than two (2) nor more than five (5) Business Days prior to conversion, to convert any LIBOR Advantage Loan into a LIBOR Loan, subject in each case to the following:
(a) no LIBOR Loan may be continued as such and no Base Rate Loan or LIBOR Advantage Loan may be converted to a LIBOR Loan when any Default or Event of

Default has occurred and is continuing and the Lender has determined that such a continuation is not appropriate; and
(b) any portion of a Revolver Loan maturing or required to be repaid in less than one month may not be converted into or continued as a LIBOR Loan;
(c) any portion of a LIBOR Loan that cannot be converted into or continued as a LIBOR Loan by reason of subsection 2.4(a) or 2.4(b) shall be converted to a Base Rate Loan on the last day of the Interest Period in effect for such Revolver Loan;
(d) any LIBOR Loan as to which the Borrower has failed to give notice of continuation (or has failed to specify an Interest Period in such notice of continuation) automatically shall be continued as a LIBOR Loan with an Interest Period of one month’s duration; and
(e) LIBOR Advantage Loans shall be converted to LIBOR Loans in the minimum amount of $1,000,000 or in whole multiples of $100,000 in excess thereof.
Each request by the Borrower to convert or continue a Revolver Loan shall constitute a representation and warranty that no Default or Event of Default shall have occurred and be continuing. Accrued interest on a Revolver Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion. In connection with each such conversion or continuation requested by the Borrower, the Borrower shall deliver to the Lender a Notice of Borrowing.
2.5. Fees.
(a) The Borrower agrees to pay to the Lender, on each March 31, June 30, September 30 and December 31, a commitment fee (the “Commitment Fee”) in an amount equal to the Commitment Fee Rate in effect from time to time multiplied by the average daily amount of the Unused Commitments during the immediately preceding fiscal quarter (or shorter period commencing on the date hereof or ending on the Termination Date). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be paid in Dollars. The Commitment Fees due to the Lender shall commence to accrue on the Closing Date and shall cease to accrue on the Termination Date.
(b) The foregoing fees shall be paid on the dates due, in immediately available funds, to the Lender. Once paid, none of the foregoing fees shall be refundable under any circumstances.
2.6. Letter of Credit Subfacility.
(a) The Borrower may request the issuance of a Letter of Credit by delivering to the Lender a completed Application and agreement for letters of credit in such form and with such other certificates, documents and information as the Lender may specify from time to time by no later than 10:00 a.m., Philadelphia time, at least five (5) Business Days (or such shorter period as may be agreed to by the Lender) in advance of the proposed date of issuance. Each Letter of Credit shall be denominated in Dollars. Subject to the terms and conditions hereof, the Lender will issue each such Letter of Credit requested by the Borrower, provided, that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than 364 days following the Termination Date, and provided further, that in no event shall (i) the amount of the Letter of Credit Obligations at any one time exceed the lesser of (x) $500,000, or (y) the Commitment minus the amount of the outstanding Revolver Loans. The Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Lender to exceed, any limits imposed by any applicable Requirement of Law. Notwithstanding the provisions of this subsection 2.6, the Lender and the Borrower hereby agree that the Lender may issue upon the Borrower’s request, one or more Letter(s) of Credit which by its or their terms may be extended for additional periods of up to one year each provided that (i) the initial expiration date (or any subsequent expiration date) of each such Letter of Credit is not later than 364 days following the Termination Date then in effect, and (ii) renewal of such Letters of Credit, at the Lender’s discretion, shall be available upon written request from the Borrower to the Lender at least thirty (30) days (or such other time period as agreed by the Borrower and the Lender) before the date upon which notice of renewal is otherwise required. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (“UCP”) or the International Standby Practices (ISP98 International Chamber of Commerce Publication Number 590 (“ISP98”)), as determined by the Lender, and each trade Letter of Credit issued under this Agreement shall be subject to the UCP, and in each case to the extent not inconsistent therewith, the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.
(b) The Borrower shall pay in Dollars to the Lender (i) a fee (the “Letter of Credit Fee”) in an amount equal to the Letter of Credit Fee Rate in effect from time to time multiplied by the daily average undrawn stated amount of each outstanding Letter of Credit and (ii) a fronting fee equal to .25% per annum on the daily average undrawn stated amount of each outstanding Letter of Credit issued by the Lender (computed in each case on the basis of the actual number of days such Letters of Credit are outstanding in a year of 360 days), which amounts shall be payable quarterly in arrears commencing with the last Business Day of each March, June, September and December following the Closing Date and on the Termination Date. The Borrower shall also pay to the Lender in Dollars the Lender’s then in effect customary fees and administrative expenses payable with respect to Letters of Credit issued by the Lender as the Lender may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of letters of credit. Once paid, all of the above fees shall be nonrefundable under all circumstances.
(c) (i) The Borrower agrees to reimburse the Lender in respect of a Letter of Credit issued by the Lender on each date on which a draft presented under such Letter of Credit is paid by the Lender for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Lender in connection with such payment. Each such payment shall be made to the Lender in Dollars in immediately available funds.
(ii) Interest shall be payable on any and all amounts remaining unpaid by the Borrower under the foregoing subsection (i) from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the Default Rate and shall be payable by the Borrower on demand by the Lender.
(d) (i) The Borrower agrees with the Lender that the Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under subsection 2.6(c)(i) shall not be affected by, among other things (x) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, provided, that reliance upon such documents by the Lender shall not have constituted gross negligence or willful misconduct of the Lender or (y) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (z) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.
(ii) the Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Lender’s gross negligence or willful misconduct.
(iii) The Borrower agrees that any action taken or omitted by the Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Lender to the Borrower.
(e) If any draft shall be presented for payment to the Lender under any Letter of Credit, the Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit and any other obligation expressly imposed by the provisions of UCP or ISP98, as applicable to such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
(f) To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.
(g) The Borrower agrees to be bound by the terms of each Application and the Lender’s written regulations and customary practices relating to letters of credit, though such interpretations may be different from the Borrower’s own. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
(h) The obligations of the Borrower to reimburse the Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable under any circumstances, and shall be performed strictly in accordance with the terms of this Section 2.6 under all circumstances, including the following circumstances:
(i) any lack of validity or enforceability of any Letter of Credit;
(ii) the existence of any claim, set-off, defense or other right which the Borrower or the Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting) or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower and the beneficiary for which any Letter of Credit was procured);
(iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv) payment by the Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower;
(vi) any breach of this Agreement or any other Loan Document by the Borrower;
(vii) the occurrence or continuance of an insolvency proceeding with respect to the Borrower;
(viii) the fact that an Event of Default or a Default shall have occurred and be continuing;
(ix) the fact that the Termination Date shall have passed or this Agreement or the Commitment hereunder shall have been terminated; and
(x) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
(i) In addition to amounts payable as provided in Section 8.5, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Lender as determined by a final judgment of a court of competent jurisdiction or (B) subject to the following clause (ii), the wrongful dishonor by the Lender of a proper demand for payment made under any Letter of Credit, or (ii) the failure of the Lender to honor a drawing under any such

Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).
(j) As between the Borrower and the Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of or drawing under any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile, cable, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Lender’s rights or powers hereunder.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not create any liability of the Lender to the Borrower.
2.7. Interest Rates and Payment Dates.
(a) Subject to the provisions of Section 2.8, each Base Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Base Rate.
(b) Subject to the provisions of Section 2.8, each LIBOR Advantage Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the LIBOR Advantage Rate for the LA Interest Period in effect for such LIBOR Advantage Loan plus the Applicable Margin.
(c) Subject to the provisions of Section 2.8, each LIBOR Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the LIBOR Rate for the Interest Period in effect for such LIBOR Loan plus the Applicable Margin.

(d) Interest on each Revolver Loan (other than LIBOR Advantage Loans) shall be payable in arrears on each Interest Payment Date applicable to such Revolver Loan; provided that interest accruing on overdue amounts pursuant to Section 2.8 shall be payable on demand as provided in such Section. Interest on each LIBOR Advantage Loan shall be payable in arrears on each LA Interest Payment Date. The LIBOR Rate, the LIBOR Advantage Rate and the Base Rate shall be determined by the Lender in accordance with the terms of this Agreement, and such determination shall be conclusive and binding on the Borrower absent manifest error.
(e) Subject to the provisions of this Agreement, the Borrower may select different Interest Periods to apply simultaneously to Revolver Loans comprising different Tranches and may renew one or more interest rates with respect to all or any portion of the Revolver Loans compromising any Tranche, provided, that there shall not be at any one time outstanding more than five (5) Tranches in the aggregate for LIBOR Loans and LIBOR Advantage Loans.
(f) If at any time the designated rate applicable to any Revolver Loan made by the Lender exceeds the Lender’s highest lawful rate, the rate of interest on such Revolver Loan shall be limited to the Lender’s highest lawful rate.
2.8. Default Interest. Upon the occurrence of and during the continuance of an Event of Default under subsection 7.1(a) or (f), the outstanding principal amount of the Revolver Loans and, to the extent permitted by law, accrued and unpaid interest thereon and any other amount payable hereunder, shall bear interest at the Default Rate (after as well as before judgment). Upon the occurrence of and during the continuance of an Event of Default other than under subsection 7.1(a) or (f), the outstanding principal amount of the Revolver Loans and, to the extent permitted by law, accrued and unpaid interest thereon and any other amounts payable hereunder, shall bear interest at the Default Rate, at the option of the Lender (after as well as before judgment) from the date of such Event of Default. The Borrower acknowledges that such increased interest rate reflects, among other things, the fact that such Revolver Loans or other amounts have become a substantially greater risk given their default status and that the Lender is entitled to additional compensation for such risk.
2.9. Payments.
(a) The Borrower shall make each payment (including principal of or interest on any borrowing or any fees or other amounts) hereunder not later than 11:00 a.m., Philadelphia time, on the date when due to the Lender at its offices set forth in Section 8.2 in Dollars in immediately available funds. Such payments shall be made without set-off or counterclaim of any kind. The Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Revolving Loans and other amounts owing under this Agreement.
(b) Whenever payment of any amount shall become due hereunder (other than payments on LIBOR Loans or LIBOR Advantage Loans), or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable. Whenever payment of any amount on a LIBOR Loan or a LIBOR Advantage Loan shall become due hereunder, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
2.10. LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.
(a) The Lender shall have the rights specified in subsection 2.10(c) if on any date on which a LIBOR Rate or LIBOR Advantage Rate would otherwise be determined, the Lender shall have determined that (i) adequate and reasonable means do not exist for ascertaining such LIBOR Rate or LIBOR Advantage Rate, as applicable or (ii) a contingency has occurred which adversely affects the London interbank eurodollar market relating to the LIBOR Rate or the LIBOR Advantage Rate, as applicable.
(b) The Lender shall have the rights specified in subsection 2.10(c) if at any time:
(i) the Lender shall have determined that the making, maintenance or funding of any Revolver Loan to which a LIBOR Rate or LIBOR Advantage Rate applies has been made unlawful by compliance by the Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), or
(ii) the Lender shall have determined that the making, maintenance or funding of any Revolver Loan to which a LIBOR Rate or LIBOR Advantage Rate applies has been made impracticable by compliance by the Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), or
(iii) the Lender shall have determined that such LIBOR Rate or LIBOR Advantage Rate will not adequately and fairly reflect the cost to the Lender of the establishment or maintenance of any such Revolver Loan, or
(iv) the Lender shall have determined that after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Revolver Loan, to which a LIBOR Rate applies, are not available to the Lender, or to banks generally, in the interbank eurodollar market.
(c) In the case of any event specified in subsection 2.10(a) or (b) above, the Lender shall promptly so notify the Borrower thereof. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of the Lender to allow the Borrower to select or renew a LIBOR Rate or LIBOR Advantage Rate shall be suspended until the Lender shall have later notified the Borrower of the Lender’s determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Lender makes a determination under subsection 2.10(a) and the

Borrower has previously notified the Lender of its selection or renewal of a LIBOR Rate or LIBOR Advantage Rate and such interest rate has not yet gone into effect, such notification shall be deemed to provide for selection or renewal of a Base Rate Loan to the extent permitted hereunder. If the Lender notifies the Borrower of a determination under subsection 2.10(b), the Borrower shall, subject to the Borrower’s indemnification obligations under subsection 2.15, either (i) convert all LIBOR Loans and LIBOR Advantage Loans to Base Rate Loans or (ii) prepay all LIBOR Loans and LIBOR Advantage Loans in accordance with Section 2.12, in each case on the date specified in such notice. Absent due notice from the Borrower of conversion or prepayment, such LIBOR Loans and LIBOR Advantage Loans shall automatically be converted to Base Rate Loans upon such specified date.
2.11. Termination, Permanent Reduction and Increase of Commitment.
(a) The Commitment shall be automatically terminated on the Termination Date whereupon all Revolver Loans and accrued interest thereon shall become due and payable.
(b) Upon at least five (5) Business Days’ prior irrevocable written notice to the Lender, the Borrower may at any time and from time to time, in whole or in part permanently reduce the Commitment; provided, however, that (i) each partial reduction of the Commitment shall be in a minimum principal amount of $1,000,000 or in a whole multiple thereof, and (ii) the Commitment may not be reduced or terminated if, after giving effect thereto and to any prepayments of the Revolver Loans made on the effective date thereof, the Facility Usage at such time would exceed the Commitment at such time.
(c) The Borrower shall pay to the Lender on the date of each termination or reduction of the Commitment, any and all Commitment Fees on the amount of the Commitment so terminated or reduced which are accrued and unpaid as of the date of such termination or reduction.
(d) (i) The Borrower may at any time and from time to time, subject to the last sentence hereof, request an increase in the Commitment by sending a written notice thereof to the Lender. Such notice shall specify the total amount of the increase requested by the Borrower (the “Requested Increase”); provided that, (i) the Requested Increase shall be in an amount equal to at least $5,000,000 and (ii) the Commitment shall not at any time exceed $50,000,000 less the aggregate amount of any permanent reductions of the Commitment pursuant to subsection 2.11(b) hereof. The fees, interest rates and other terms in respect of any increase in the Commitment shall be determined at the time of any request for any such increase, provided that any increase in the interest rates applicable to any such increase in the Commitment shall also apply to any Revolver Loans outstanding as of the date of such increase. The Lender shall not be obligated to increase the Commitment and any such increase shall be in the Lender’s sole and absolute discretion.
(ii) Notwithstanding anything to the contrary in this subsection 2.11(d), (x) the Borrower may not request an increase in the Commitment if at the time of such request a Default or Event of Default shall exist and (y) no increase in the Commitment shall become effective if on the date that such increase would become effective, a Default or Event of Default shall exist.
2.12. Prepayment of Loans.
(a) The Borrower shall have the right at any time and from time to time to prepay Revolver Loans, in whole or in part, without premium or penalty (but in any event subject to subsection 2.15), upon prior written, telecopy or telephonic notice to the Lender given, in the case of Base Rate Loans, no later than 12:00 noon, Philadelphia time, one (1) Business Day before any proposed prepayment, and in the case of LIBOR Loans and LIBOR Advantage Loans, no later than 12:00 noon, Philadelphia time, three (3) Business Days before any such proposed prepayment. In each case the notice shall specify the date and amount of each such prepayment, whether the prepayment is of LIBOR Loans, LIBOR Advantage Loans or Base Rate Loans, or a combination thereof, and, if a combination thereof, the amount allocable to each; provided, however, that each such partial prepayment shall be in the minimum principal amount of $1,000,000 or in whole multiples of $100,000 in excess thereof.
(b) On the date of any termination or reduction of the Commitment pursuant to Section 2.11, the Borrower shall pay or prepay so much of the Revolver Loans as shall be necessary in order that the Facility Usage at such time would not exceed the aggregate amount of the Commitment at such time.
(c) All prepayment notices shall be irrevocable. The principal amount of the Revolver Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Base Rate Loans, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. If the Borrower fails to specify the applicable Tranche which the Borrower is prepaying, the prepayment shall, subject to the immediately prior sentence, be applied to Base Rate Loans, then to LIBOR Advantage Loans and then to LIBOR Loans, with payments applied to LIBOR Loans being applied in order of next maturing Interest Periods. Any prepayment hereunder shall be subject to the Borrower’s obligation to indemnify the Lender under Section 2.15.
(d) Amounts prepaid pursuant to this Section (other than subsection (b) hereof) may be reborrowed, subject to the terms and conditions hereof.
2.13. Requirements of Law.
(a) In the event that any change in any Requirement of Law or in the interpretation, or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i) shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement, the Revolver Note, any Letter of Credit, any Application, any LIBOR Loan or any LIBOR Advantage Loan made by it or payments by the Borrower of principal, interest, fees or other amounts due from the Borrower hereunder, or change the basis of taxation of payments to the Lender in respect thereof (except for taxes covered by Section

2.14 and changes in the rate of tax on the net income or franchise taxes of the Lender or a surcharge on the net income or franchise taxes of the Lender);
(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans, letters of credit or other extensions of credit by, or any other acquisition of funds by, the Lender which is not otherwise included in the determination of the interest rate on such LIBOR Loan or LIBOR Advantage Loan hereunder; or
(iii) shall impose on the Lender any other condition;
and the result of any of the foregoing is to increase the cost to the Lender of making, continuing or maintaining LIBOR Loans or LIBOR Advantage Loans, maintaining any commitment hereunder or issuing Letters of Credit or to reduce any amount receivable hereunder in respect thereof then, in any such case, the Borrower shall promptly pay the Lender, upon its demand, any additional amounts necessary to compensate the Lender for such increased cost or reduced amount receivable. If the Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall as promptly as practicable notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection setting out in reasonable detail the calculation thereof, submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Revolver Note and all other amounts payable hereunder.
(b) In the event that the Lender shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which the Lender or such corporation could have achieved but for such change or compliance (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Borrower shall promptly pay the Lender, upon its demand, such additional amount or amounts as will compensate the Lender for such reduction. If the Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall as promptly as practicable notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Revolver Note and all other amounts payable hereunder.
(c) Failure or delay on the part of the Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital (“Costs”) shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate the

Lender under paragraph (a) or (b) above with respect to Costs with respect to any period prior to the date that is twelve months prior to the date the Lender knew of (i) the circumstances giving rise to such Costs, (ii) the fact that such circumstances would in fact result in a claim for increased compensation by reason of such Costs, and (iii) the exact amount of such Costs; provided further that the foregoing limitation shall not apply to any Costs arising out of the retroactive application of any law, regulation, rule, guideline or directive as aforesaid within such twelve month period.
2.14. Taxes.
(a) All payments made by the Borrower hereunder and under the Revolver Note shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, including any interest, additions to tax or penalties applicable thereto (excluding, in the case of the Lender, net income taxes and franchise or gross receipts taxes imposed on the Lender, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Lender (excluding a connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement, the Revolver Note or the other Loan Documents)) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”). If the Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under the Revolver Note, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law.
(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, under the Revolver Note or under any other Loan Document or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement, the Revolver Note or any other Loan Document (hereinafter referred to as “Other Taxes”).
(c) The Borrower shall indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this subsection) paid by the Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.
(d) Within 30 days after the date of any payment of any Taxes or Other Taxes by the Borrower, if available, the Borrower shall furnish to the Lender, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in subsections 2.14(a) through (d) shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.
(f) If the Lender receives a refund in respect of Taxes or Other Taxes paid by the Borrower, which in the good faith judgment of the Lender is allocable to such payment, it shall, if no Event of Default has occurred and is continuing, promptly pay such refund to the Borrower, net of all out-of-pocket expenses (including any taxes to which the Lender has become subject as a result of its receipt of such refund) of the Lender incurred in obtaining such refund and without interest; provided, however, that the Borrower agrees to promptly return such refund (plus all out-of-pocket expenses including any penalties, interest or other charges imposed by the relevant governmental authority) to the Lender if it receives notice from the Lender that the Lender is required to repay such refund to such governmental authority. Nothing contained in this Section 2.14(f) shall require the Lender to make available its tax returns (or any other information relating to its taxes which it deems to be confidential) to the Borrower or any other Person.
2.15. Indemnity.
(a) The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of (i) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (ii) default by the Borrower in making a borrowing or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (iii) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (iv) the making of a prepayment (whether voluntary, mandatory, as a result of acceleration or otherwise) of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to any amounts that the Lender is entitled to receive under this Section 2.15 submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error and all such amounts shall be paid by the Borrower promptly upon demand by the Lender. This covenant shall survive the termination of this Agreement and the payment of the Revolver Note and all other amounts payable hereunder.
(b) For the purpose of calculation of all amounts payable to the Lender under this subsection, the Lender shall be deemed to have actually funded any LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that the Lender may fund each LIBOR Loan in any manner it sees fit, and the foregoing assumptions shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Revolver Loans and all other amounts payable hereunder.

2.16. Judgment Currency.
(a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under Revolver Note in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.
(b) The obligation of the Borrower in respect of any sum due from the Borrower to the Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by the Lender of any sum adjudged to be so due in such Other Currency, the Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify the Lender against such loss.
2.17. Change of Lending Office. The Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.13 or 2.14, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of the Lender) to designate another lending office for any Revolver Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of the Lender, cause the Lender and its lending office(s) to suffer no economic, legal, regulatory or other disadvantage, and provided, further, that nothing in this Section shall affect or delay the required performance of any of the obligations of the Borrower or the rights of the Lender pursuant to Sections 2.13 or 2.14.
SECTION 3. REPRESENTATIONS AND WARRANTIES
To induce the Lender to enter into this Agreement and to make the Revolver Loans and issue the Letters of Credit, the Borrower hereby represents and warrants to the Lender that:
3.1. Financial Condition. The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2009 and the related consolidated statements of income and of cash flows for the period ended on such date, copies of which have heretofore been furnished to the Lender, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guaranty Obligation, liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is required by GAAP to be but is not reflected in the foregoing statements or in the notes thereto.
3.2. No Change. Since December 31, 2009, there has been no development or event nor any prospective development or event which has had or could reasonably be expected to have a Material Adverse Effect.
3.3. Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (c) is duly qualified to transact business and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.
3.4. Corporate Power; Authorization; Enforceable Obligations. The Borrower and each of its Subsidiaries has the corporate or other power, authority, and legal right to make, deliver and perform this Agreement, the Applications and each other Loan Document to which it is a party and to borrow hereunder and has taken all necessary corporate or other action to authorize the Extensions of Credit on the terms and conditions of this Agreement and each other Loan Document to which it is a party and to authorize the execution, delivery and performance of this Agreement and each other Loan Document to which it is a party. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person (including stockholders and creditors of the Borrower or any of its Subsidiaries) is required in connection with the Extensions of Credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, the Revolver Note, the Applications or any other Loan Document. This Agreement has been and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of the Borrower and each of its Subsidiaries. This Agreement constitutes and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower and each of its Subsidiaries party thereto enforceable against the Borrower and each of its Subsidiaries in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.
3.5. No Legal Bar. The execution, delivery and performance of this Agreement, the Revolver Note, the Applications and the other Loan Documents by the Borrower and each of its Subsidiaries party thereto, the Extensions of Credit extended hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any properties or revenues of the Borrower or any of its Subsidiaries.
3.6. No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to this Agreement, the Revolver Note, the other

Loan Documents or any of the transactions contemplated hereby or thereby, or (b) as to which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
3.7. Compliance with Other Agreements and Requirements of Law. (a) Neither the Borrower nor any of its Subsidiaries is in default in any respect under, or in violation in any respect of the terms of, any Contractual Obligation and the Borrower and each of its Subsidiaries is in compliance with all Requirements of Law, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970 (“OSHA”), as amended, the Fair Labor Standards Act of 1938 (the “FLSA”), as amended, ERISA, the Code and the rules and regulations thereunder, and all Environmental Laws. No Default or Event of Default has occurred and is continuing.
(b) Each of the Borrower and its Subsidiaries has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of the Borrower’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.
3.8. Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of such taxes, fees or other charges which are currently being contested in good faith by appropriate proceedings and with respect to which reserves, if any, in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no federal tax Lien has been filed against the Borrower or any of its Subsidiaries.
3.9. Federal Regulations. No part of the proceeds of any Revolver Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of Regulation U or any other Regulations of the Board of Governors of the Federal Reserve System. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-l referred to in said Regulation U. In addition, and without limiting the foregoing, no part of the proceeds of the Revolver Loans hereunder will be used for any purpose which violates, or which is inconsistent with, the provisions of Regulations T, U and X.
3.10. ERISA.
(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the

Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of such tax-qualified status.
(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no material prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.
(c) (i) No ERISA Event has occurred and neither the Borrower nor any ERISA Affiliate is aware of any fact, event, or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher, and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than on the Closing Date, those listed on Schedule 3.10 hereto.
(e) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.
3.11. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
3.12. Environmental Matters.

(a) The Properties do not contain, and, to the best knowledge of the Borrower and its Subsidiaries after reasonable inquiry, have not previously contained any Materials of Environmental Concern in amounts or concentrations that constitute a violation of, or reasonably could give rise to liability under, Environmental Laws.
(b) The Properties and all operations and facilities at the Properties are in compliance in all material respects, and have in the last five years been in compliance in all material respects, with all Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries which could reasonably be expected to interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof. None of the Borrower nor any of its Subsidiaries has assumed any liability of any Person under Environmental Laws.
(c) Neither the Borrower nor any of its Subsidiaries has received or is aware of any claim, notice of violation, alleged violation, non-compliance, investigation or advisory action or potential liability regarding environmental matters or compliance with Environmental Law with regard to the Properties which has not been satisfactorily resolved by the Borrower or such Subsidiary, nor is the Borrower or any of its Subsidiaries aware or have reason to believe that any such action is being contemplated, considered or threatened.
(d) Materials of Environmental Concern have not been generated, treated, stored, transported or disposed of at, on, from or under any of the Properties by the Borrower or any of its Subsidiaries, nor have any Materials of Environmental Concern been transferred by the Borrower or any of its Subsidiaries from the Properties to any other location except in either case in the ordinary course of business of the Borrower or any of its Subsidiaries thereof in compliance with all Environmental Laws and such that it could not reasonably be expected to give rise to material liability under any applicable Environmental Law.
(e) There are no governmental or administrative actions or judicial proceedings pending or, to the best knowledge of the Borrower and its Subsidiaries after reasonable inquiry, contemplated or threatened under any Environmental Laws to which the Borrower or any of its Subsidiaries is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.
(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operation of the Borrower or any of its Subsidiaries in connection with the Properties or otherwise in connection with the business operated by the Borrower or any of its Subsidiaries in violation of or in amounts or in a manner that could reasonably be expected to give rise to material liability under any Environmental Law.
3.13. No Material Misstatements. No financial statement, exhibit, schedule or other information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Lender in connection with the negotiation of this Agreement, the Revolver Note or any other

Loan Document contains any misstatement of fact, or omitted or omits to state any fact necessary to make the statements therein not misleading under the circumstances under which they were made or given. All projections delivered from time to time to the Lender by or on behalf of the Borrower or any of its Subsidiaries have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time.
3.14. Title to Properties. Each of the Borrower and its Subsidiaries has good and marketable title to or valid leasehold interest in all material properties, assets and other rights which they purport to own or lease or which are reflected as owned or leased on their respective books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases, except for minor defects in title that do not interfere in any material respect with their ability to conduct their businesses as presently conducted. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained unless the failure to be in effect or to obtain such consent could not reasonably be expected to have a Material Adverse Effect.
3.15. Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all Intellectual Property (as hereafter defined) necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property, nor does the Borrower or any of its Subsidiaries know of any valid basis for any such claim. The conduct of the business of the Borrower and its Subsidiaries does not infringe the Intellectual Property rights of any Person. All issued patents, patent applications, and registrations or applications for registration of trademarks, copyrights and domain names owned or purported to be owned by the Borrower and its Subsidiaries (collectively, “Registered IP”) are subsisting in good standing, in full force and effect, valid and enforceable. The Registered IP is owned of record in the name of the Borrower or Subsidiary, as applicable, is not subject to any Lien other than a Permitted Lien, and all fee payments, declarations, affidavits and other submissions required to maintain or renew any Registered IP have been timely made unless the failure to do so could reasonably be expected to have a Material Adverse Effect. There are no claims or proceedings pending, including before the United States Patent & Trademark Office or any comparable foreign Governmental Authority, challenging the scope, validity or enforceability of the Borrower’s or a Subsidiary’s ownership of any Registered IP, and to the knowledge of Borrower, there is no basis for any such claim or proceeding. As used in this Agreement, “Intellectual Property” means all rights arising anywhere in the world in connection with: (a) works of authorship, copyrights and copyrightable works, including any such rights arising in computer software (whether in source or object code format), and any registrations, applications for registration, extensions or renewals of the foregoing; (b) patents and patent applications, including any provisional applications, divisions, continuations, continuations in part, reissuances, reexaminations, patents of improvement, industrial design registrations, design patents, and any extensions to any of the foregoing; (c) trademarks, service marks, logos, slogans, tag lines, designs, trade dress, trade styles or other source indicators, including any registrations or applications for registration of any of the foregoing and any renewals thereof and all business goodwill appurtenant thereto; (d) trade secrets, inventions (whether or not patentable or reduced to practice) and confidential or proprietary information, including materials, techniques, processes, methods, models, algorithms, computer software and database rights; (e) domain name registrations; and (f) rights of publicity or personality.

3.16. List of Subsidiaries. All of the direct and indirect Subsidiaries of the Borrower as of the date hereof are listed on Schedule 3.16 to this Agreement and the respective number of shares of authorized Capital Stock and issued and outstanding Capital Stock of each such Subsidiary are as set forth on such schedule.
3.17. Solvency. The Borrower is, and after receipt and application of the initial Revolver Loans hereunder will be, solvent such that: (a) the fair value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of the Borrower) is greater than the total amount of its liabilities, including without limitation, Guaranty Obligations, (b) the present fair salable value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of the Borrower) is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, and (c) it is able to realize upon its assets and pay its debts and other liabilities and commitments (including Guaranty Obligations) as they mature in the normal course of business. The Borrower (a) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (b) is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged.
3.18. Insurance. All insurance policies and bonds maintained by the Borrower and its Subsidiaries or any replacements thereof provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Borrower and its Subsidiaries in accordance with prudent business practice in the industry of the Borrower and its Subsidiaries.
3.19. Labor Matters.
(a) Set forth on Schedule 3.19 attached hereto is a list (including the dates of termination) of all collective bargaining or similar agreements between or applicable to the Borrower or any if its Subsidiaries and any union, labor organization or other bargaining agent in respect of the employees of the Borrower or any of its Subsidiaries.
(b) There is (i) no unfair labor practice complaint pending, or to the best of the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries before the National Labor Relations Board and, no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, or to the best of the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries and (ii) no strike, labor dispute, slowdown or stoppage is pending, or to the best of the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries.
3.20. Material Contracts. Schedule 3.20 sets forth a list of Material Contracts to which the Borrower or any of its Subsidiaries is a party or is otherwise bound as of the date hereof. The Borrower has delivered true, correct and complete copies of such Material Contracts to the Lender on or before the date hereof. Neither the Borrower nor any of its Subsidiaries is in breach or default in any material respect under any Material Contract and has not received any notice of the intention of any other party thereto to terminate any Material Contract.

3.21. Acquisition.
(a) The Purchase Agreement and the other documents related thereto and to be executed in connection therewith have been duly executed and delivered by the respective parties thereto. Upon the performance of the terms of all such documents, the satisfaction of all conditions precedent set forth therein (without waiver except as approved by the Lender), and after giving effect to the terms thereof, the Purchaser will have acquired good and marketable title to all of the issued and outstanding equity interests of the Target, free and clear of all claims, liens, pledges and encumbrances of any kind, except as permitted hereunder.
(b) All actions or proceedings required (if any) of the Borrower or any of its Subsidiaries (including the Purchaser) by the Purchase Agreement or any Requirement of Law will have been duly and validly taken prior to, or simultaneously with, the consummation of the Purchase Agreement and the transactions contemplated thereunder.
(c) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits the consummation of the Acquisition and no governmental or other action or proceeding has been commenced or, to the Borrower’s knowledge, threatened, seeking an injunction, restraining order or other order which seeks to void or otherwise modify the Acquisition.
3.22. Anti-Terrorism Laws.
(a) General. Neither the Borrower nor any of its Subsidiaries or Affiliates is in violation of any Anti-Terrorism Statute nor has the Borrower engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Statute.
(b) Executive Order No. 13224. Neither the Borrower nor any of its Subsidiaries, Affiliates or agents acting or benefiting in any capacity in connection with the Revolver Loans made or the Letters of Credit issued hereunder or other transactions contemplated hereby, is any of the following (each a “Blocked Person”):
(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(iii) a Person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Statute;
(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;
(v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset

Control at its official website or any replacement website or other replacement official publication of such list, or
(vi) a Person who is an Affiliate of a Person listed above.
Neither the Borrower, nor to the knowledge the Borrower, any of its Subsidiaries, Affiliates or agents acting in any capacity in connection with the Revolver Loans made or the Letters of Credit issued hereunder or other transactions contemplated hereby (i) conducts any business with, or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
3.23. Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any other Loan Document shall survive the execution and delivery of the Agreement and shall be conclusively presumed to have been relied on by the Lender regardless of any investigation made or information possessed by the Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations and warranties which the Borrower shall now or hereafter give, or cause to be given, to the Lender.
SECTION 4. CONDITIONS PRECEDENT
4.1. Conditions to Closing. This Agreement shall become effective upon the satisfaction of each of the following conditions precedent:
(a) Credit Agreement, Notes, Share Charge and Loan Documents. The Lender shall have received (i) this Agreement executed and delivered by a duly authorized officer of each party hereto, (ii) the Revolver Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower, (iii) the Share Charge executed and delivered by a duly authorized officer of each party thereto (iv) the Guaranty executed and delivered by a duly authorized officer of each party thereto and (v) any other Loan Document executed and delivered by a duly authorized officer of each party thereto.
(b) Corporate and other Documents. The Lender shall have received a certificate of the Secretary or Assistant Secretary of each Loan Party certifying (i) the resolutions of the board of directors (or other appropriate management committee) of such Person and, to the extent required under applicable Law or the organizational documents of such Person, the shareholders of such Person (or other appropriate governing body), in each case approving and adopting the Loan Documents to which it is a party, (ii) true and correct copies of the organizational and other constitutional documents of such Person certified where applicable by the appropriate Governmental Authority and (iii) the signatures and incumbency of the officers of such Person authorized to sign the Loan Documents to which it is a party, and such certificates and attachments thereto shall be in form and substance satisfactory to the Lender.
(c) Fees and Expenses. The Lender shall have received all fees and expenses which are due and payable hereunder on or before the Closing Date, including, without limitation, the reasonable fees and expenses accrued through the Closing Date of Dechert LLP, counsel to the Lender in connection with the transactions contemplated by the Loan Documents.

(d) Legal Opinion. The Lender shall have received favorable written legal opinions of counsel to the Loan Parties, dated the Closing Date and addressed to the Lender in form and substance satisfactory to the Lender and its counsel.
(e) Certificates of Formation; Good Standing. The Lender shall have received, to the extent applicable, certificates of good standing, subsistence and/or status or the like dated a recent date from the appropriate Governmental Authority in the state of formation of each Loan Party.
(f) No Material Adverse Effect; Closing Certificate. No event or circumstance shall have occurred since the date of the most recent audited financial statements delivered to the Lender that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. The Lender shall have received a certificate from the Borrower, dated as of the Closing Date, and executed by a Responsible Officer of the Borrower stating that, as of the Closing Date and after giving effect to the initial Revolver Loans made and Letters of Credit issued on such date (i) all of the representations and warranties made by the Loan Parties herein and in the other Loan Documents are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality or Material Adverse Effect, in all respects) on and as of such date (except that any such representation and warranty that is expressly given as of a particular date or period and relates solely to such date or period is true and correct in all material respects as of such date or period), (ii) no Default or Event of Default exists and (iii) no Material Adverse Effect has occurred since December 31, 2009.
(g) Governmental and Third Party Approvals. The Lender shall have received a certificate of a Responsible Officer of the Borrower either (i) attaching any necessary consents, approvals and authorizations required for the consummation of the transactions contemplated hereby and such consents, approvals and authorizations shall be in full force and effect or (ii) stating that no such consents, approvals or authorizations are so required.
(h) Insurance. The Lender shall have received copies of insurance policies or certificates and endorsements of insurance evidencing liability and casualty insurance (including, but not limited to, business interruption insurance) meeting the requirements set forth herein, together with, unless otherwise agreed by the Lender, endorsements naming the Lender as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of the Borrower and each of its Subsidiaries, in each case, in form and substance satisfactory to the Lender.
(i) Senior Leverage Ratio. The Lender shall have received satisfactory evidence that, after giving pro forma effect (including adjustments acceptable to the Lender) to the initial Extensions of Credit, the Senior Leverage Ratio as of the Closing Date shall be no more than that 1.50 to 1.0.
(j) Acquisition. The Lender shall have received copies of the Purchase Agreement and all certificates, opinions and other documents delivered thereunder, each in form and substance satisfactory to the Lender and certified by a Responsible Officer of the Borrower as being complete and correct.

(k) Lien Searches. The Lender shall have received and reviewed lien and judgment search results for the jurisdiction of organization of each Loan Party, the jurisdiction of any registered office or principal place of business of each Loan Party and all jurisdictions in which any real property owned by any Loan Party is located, which search results shall be in form and substance satisfactory to the Lender.
(l) Due Diligence. The Lender shall have completed its due diligence review, the results of which shall be satisfactory to the Lender.
(m) Financial Information. The Lender shall have received all financial information, projections, budgets, business plans, cash flows and such other information as the Lender shall have reasonably requested, in each case in form and substance satisfactory to the Lender.
(n) Litigation. There shall exist no litigation, investigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any arbitrator or Governmental Authority that (a) could be reasonably expected to have a Material Adverse Effect or (b) purports to affect this Agreement, the Notes, the other Loan Documents or any of the transactions contemplated hereby.
(o) Availability. The Lender shall have received satisfactory evidence that, after giving pro forma effect to the initial Extensions of Credit and the payment by the Borrower of all fees and expenses due and payable on or before the Closing Date, Availability shall be at least $10,000,000.
(p) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Lender, and the Lender shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.
4.2. Conditions to Each Extension of Credit. The agreement of the Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, its initial Extension of Credit) is subject to the satisfaction of the following conditions precedent:
(a) Representations and Warranties. Each of the representations and warranties made by the Loan Parties herein or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that such representation and warranty is given as of a particular date or period, in which case such representation and warranty shall remain true and correct in all material respects as of such date or period.
(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c) No Contravention of Law. The making of the Revolver Loans or the issuance of the Letter of Credit shall not contravene any Requirement of Law.
(d) No Material Adverse Effect. At the time of making such Revolver Loan or issuing such Letter of Credit, no Material Adverse Effect shall have occurred and be continuing.
Each request by the Borrower for an Extension of Credit hereunder shall constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the conditions contained in this Section 4.2 have been satisfied.
SECTION 5. AFFIRMATIVE COVENANTS
The Borrower hereby agrees that, so long as the Commitment remains in effect or any Obligations remain outstanding, the Borrower shall, and shall cause each of its Subsidiaries to:
5.1. Financial Statements. Furnish to the Lender:
(a) as soon as available, but in any event not later than 90 days after the close of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its consolidated Subsidiaries, including therein a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, and related consolidated statements of income and retained earnings and changes in cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year, all in reasonable detail, prepared in accordance with GAAP applied consistently throughout the periods reflected therein with such changes thereon as shall be approved by the Borrower’s independent certified public accountants, such financial statements to be certified by KPMG LLP or other reputable independent certified public accountants selected by the Borrower and acceptable to the Lender, without a “going concern” or like qualification or exception or qualification arising out of the scope of the audit;
(b) as soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of the Borrower, unaudited consolidated financial statements of the Borrower and its consolidated Subsidiaries, including therein (i) a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter, (ii) the related consolidated statements of income and retained earnings of the Borrower and its consolidated Subsidiaries, and (iii) the related consolidated statement of changes in cash flows of the Borrower and its consolidated Subsidiaries all for the period from the beginning of such fiscal quarter to the end of such fiscal quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the corresponding figures for the like period of the preceding fiscal year; all in reasonable detail, prepared in accordance with GAAP applied consistently throughout the periods reflected therein and accompanied by a certificate of a Responsible Officer of the Borrower stating that the financial statements fairly present the financial condition of the Borrower and its consolidated Subsidiaries as of the date and for the periods covered thereby (subject to normal year-end audit adjustments); and

(c) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission, or with any U.S. or foreign securities exchange, or distributed to its shareholders, as the case may be.
(d) The Lender is authorized to show or deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of the Borrower and its Subsidiaries which may be furnished to the Lender or come to its attention pursuant to this Agreement or otherwise, to any regulatory body or agency having jurisdiction over the Lender and to any other Person which is a present or potential participant with the Lender in the Revolver Loans and other Extensions of Credit hereunder and under the other Loan Documents, provided such financial institution agrees to keep such information confidential.
5.2. Certificates; Other Information. Furnish to the Lender:
(a) concurrently with the delivery of the financial statements referred to in subsection 5.1(a), a certificate of the Borrower’s independent certified public accountants reporting on such financial statements stating that in making the examination necessary for certifying such financial statements no knowledge was obtained of any Default or Event of Default, except as specifically indicated;
(b) concurrently with the delivery of the financial statements referred to in subsections 5.1(a) and 5.1(b), a certificate of a Responsible Officer of the Borrower (each a “Compliance Certificate”) showing in detail the calculations demonstrating compliance with the financial covenants set forth in Section 6.1, together with a certificate of a Responsible Officer of the Borrower stating that each of the Borrower and its Subsidiaries during such period has kept, observed, performed and fulfilled each and every covenant and condition contained in this Agreement, the Revolver Note and the other Loan Documents to which it is a party and that such officer has obtained no knowledge of any Default or Event of Default except as specifically indicated; if the Compliance Certificate shall indicate that such officer has obtained knowledge of a Default or Event of Default, such Compliance Certificate shall state what efforts the Borrower is making to cure such Default or Event of Default;
(c) concurrently with the delivery of the annual or quarterly financial statements referred to in subsections 5.1(a) and 5.1(b), sufficient financial information to permit the Lender to calculate Adjusted EBITDA and Modified EBITDA, including with respect to any Person who has (or whose assets have) been acquired in a Permitted Acquisition and who is (or whose assets have been) owned for less than four (4) full fiscal quarters, calculations on a quarterly basis of the EBITDA attributable to such Person (or such assets) for the applicable period prior to such acquisition;
(d) promptly upon their becoming available to the Borrower, any reports, including management letters, submitted to the Borrower by its independent accountants in connection with any annual, interim or special audit; and

(e) promptly following the execution thereof, a copy of any letter of intent executed by the Borrower or any of its Subsidiaries in respect of a proposed acquisition for which the proposed aggregate consideration paid (including payments under any non-compete arrangements and assumption of debt) is $5,000,000 or more;
(f) promptly, such additional financial and other information as the Lender may from time to time reasonably request.
5.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all obligations of whatever nature (including but not limited to all taxes, assessments and governmental charges and levies upon them or upon any of their respective income, profits or property prior to the date on which penalties attach thereto), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.
5.4. Maintenance of Existence. Except as otherwise permitted in Section 6.4, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business.
5.5. Compliance with Law. Comply with all Requirements of Law, including ERISA (and analogous foreign legislation), Environmental Laws, FLSA, OSHA, Anti-Terrorism Statutes, and laws regarding collection and payment of Taxes, and maintain all Permits necessary to the ownership of the Properties or the conduct of its business, unless such failure to so comply (other than failure to comply with Anti-Terrorism Statutes) or to so maintain could not reasonably be expected to have a Material Adverse Effect.
5.6. Maintenance of Insurance; Property.
(a) Maintain insurance with insurers reasonably satisfactory to the Lender, including (a) liability insurance of such type (including general liability, product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated and all such liability policies (not including business interruption) shall, as evidenced by a certificate of insurance and endorsement satisfactory to the Lender, require at least 30 days prior written notice to the Lender in the event of cancellation of the policy for any reason whatsoever by the insurer; and (b) business interruption insurance in an amount satisfactory to the Lender, with such coverage and deductibles as are customary for companies similarly situated and all such business interruption policies shall, as evidenced by a certificate of insurance and/or endorsement satisfactory to the Lender, name the Lender and it successors and assigns as assignee thereof and require at least 30 days prior written notice to the Lender in the event of cancellation of the policy for any reason whatsoever.
(b) Maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those Properties useful or necessary to its business, and, from time to time, each of the Borrower and its Subsidiaries will make or cause to be made all appropriate repairs, renewals or replacements thereof.
5.7. Inspection of Property; Books and Records; Discussions. Keep accurate and proper books and records and account in conformity with GAAP and all Requirements of Law; and upon reasonable notice permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours and as often as may reasonably be desired to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with their independent certified public accountants.
5.8. Notices. Promptly give notice to the Lender of:
(a) the occurrence of any Default or Event of Default;
(b) any (i) default or event of default under any Material Contract of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c) an event which has had or could reasonably be expected to have a Material Adverse Effect;
(d) the discharge of or any withdrawal or resignation by the Borrower’s or any of its Subsidiary’s independent public accountants;
(e) any pending or threatened labor dispute, strike or walkout or the expiration of any material labor contract; and
(f) any ERISA Event.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower and its Subsidiaries propose to take with respect thereto.
5.9. Environmental Laws.
(a) Comply with, and require compliance by all tenants and all subtenants, if any, with, all Environmental Laws and obtain and comply with and maintain, and require that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except in each case to the extent that failure to so comply or obtain or maintain such documents could not reasonably be expected to have a Material Adverse Effect;

(b) Comply with all lawful and binding orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect; and
(c) Defend, indemnify and hold harmless each of the Lender, and its employees, agents, officers, directors, successors and assigns from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to any violation of or noncompliance with or liability under any Environmental Laws, or any orders, requirements or demands of Governmental Authorities related thereto which in each case relate to or arise in connection with the Borrower or any of its Subsidiaries, any Property or any activities relating to any other property or business of the Borrower or its Subsidiaries or the enforcement of any rights provided herein or in the other Loan Documents, including, without limitation, attorneys’ and consultants’ fees, response costs, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of any of the foregoing enumerated parties as finally determined by a court of competent jurisdiction. This indemnity shall continue in full force and effect regardless of the termination of this Agreement and the payment of the Revolver Note.
5.10. New Subsidiaries. Immediately notify the Lender upon any Person becoming a direct or indirect Subsidiary of the Borrower and, if such Person is a Domestic Subsidiary, cause such Domestic Subsidiary to (a) guaranty the Obligations in a manner satisfactory to the Lender and (b) execute and deliver such documents, instruments and agreements and to take such other actions as the Lender shall reasonably require for such Domestic Subsidiary to become a party to the Guaranty and any other applicable Loan Documents.
5.11. Use of Proceeds. Use the initial proceeds of the Revolving Loans only for (a) the consummation of the Acquisition and (b) payment of costs, fees and expenses incurred in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and (ii) the consummation of the transactions contemplated by the Purchase Agreement. All other Extensions of Credit provided by the Lender to or for the benefit of the Borrower pursuant to the provisions hereof shall be used by the Borrower only for general operating, working capital and other proper corporate purposes of the Borrower not otherwise prohibited by the terms hereof.
5.12. Anti-Terrorism Laws. The Borrower and its Subsidiaries, Affiliates and agents shall not (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making of or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. The Borrower shall deliver to the Lender any certification or other evidence reasonably requested from time to time by the Lender, confirming the Borrower’s compliance with this Section 5.12.

5.13. [Reserved]
5.14. Intellectual Property. Borrower (and as applicable, its Subsidiaries) shall prosecute, maintain and renew all Registered IP, including through the timely filing of such declarations, affidavits and other documents necessary to, and the making of any payments required for, the maintenance, renewal or extension of the Registered IP. Borrower (and, as applicable, its Subsidiaries) shall defend and assert the Registered IP in connection with any claims by or against Borrower, its Subsidiaries or any third party, alleging (a) the infringement by third parties of the Registered IP (or any material unregistered Intellectual Property owned or purported to be owned by the Borrower or its Subsidiaries), or (b) the invalidity or unenforceability of the Registered IP (or any material unregistered Intellectual Property owned or purported to be owned by the Borrower or its Subsidiaries). Notwithstanding the foregoing, the Borrower and its Subsidiaries will have no obligation to maintain, renew, defend or assert any Registered IP where Borrower (or the applicable Subsidiary) has in the exercise of its business judgment, determined that such Registered IP is no longer necessary or has no material value to Borrower, its Subsidiaries or the conduct of their respective businesses.
5.15. Acquisition. The Borrower and its Subsidiaries shall consummate the Acquisition in accordance with the Purchase Agreement and the other documents related thereto and any Requirement of Law without giving effect to any amendment, modification or waiver of any material term or condition of the Purchase Agreement or any other document related thereto not approved by the Lender no later than the second Business Day following the Closing Date.
5.16. Termination of Wachovia Loan Documents. The Borrower and its Subsidiaries shall terminate each of the Wachovia Loan Documents and satisfy all outstanding obligations thereunder no later than the fifth Business Day following the Closing Date.
SECTION 6. NEGATIVE COVENANTS
The Borrower hereby agrees that, so long as the Commitment remains in effect or any Obligations remain outstanding, the Borrower shall not and shall not permit any of its Subsidiaries to, directly or indirectly:
6.1. Financial Condition Covenants.
(a) Senior Leverage Ratio. As of the last day of any fiscal quarter of the Borrower, permit the Senior Leverage Ratio to be greater than 2.0 to 1.0.
(b) Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio as of the end of any fiscal quarter to be less than 1.5 to 1.0.
6.2. Limitation on Indebtedness. At any time incur, create, assume, or suffer to exist any Indebtedness except:
(a) the Obligations;

(b) Capital Lease Obligations and purchase money Indebtedness on equipment purchased in the ordinary course of business not exceeding an aggregate principal amount at any time outstanding of $2,500,000;
(c) Guaranty Obligations incurred by the Borrower or any of its Subsidiaries in respect of Indebtedness of the Borrower or any of its Subsidiaries that is otherwise permitted by this Section 6.2;
(d) Renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (b), (c) or (e) (other than any Indebtedness outstanding under the Wachovia Loan Documents) of this Section 6.2 or this clause (d), provided, however, that (i) any such renewal, extension, refinancing, or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to the Borrower or any of its Subsidiaries obligated thereunder, including as to weighted average maturity and final maturity, than the Indebtedness being renewed, extended, refinanced, or refunded and (ii) any such renewal, extension, refinancing or refunding is not secured by any property or any Lien other than those securing such Indebtedness being renewed, extended, refinanced or refunded;
(e) Indebtedness existing as of the date hereof and disclosed in Schedule 6.2(e) attached hereto;
(f) Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;
(g) Indebtedness arising from honoring by a bank or other financial institution of a check or draft or similar instrument against insufficient funds, provided that such Indebtedness is outstanding for no more than two (2) Business Days;
(h) Indebtedness (other than Indebtedness for borrowed money) owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any of its Subsidiaries pursuant to reimbursement or indemnification obligations to such Person;
(i) Indebtedness of the Borrower or any Subsidiary of the Borrower permitted by clause (l) of the definition of Permitted Investments; and
(j) other unsecured Indebtedness, including any Subordinated Debt, in an aggregate amount outstanding not to exceed $750,000.
6.3. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for (the following, collectively, “Permitted Liens”):
(a) Liens in favor of the Lender at any time securing the Obligations;
(b) Liens for taxes, assessments or charges not yet due and payable and subject to interest or penalty or which are being contested in good faith by appropriate proceedings, provided that the Borrower and its Subsidiaries maintain such reserves or other appropriate provisions as shall be required by GAAP and pay all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
(c) Liens of landlords arising by statute and Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens in the ordinary course of business not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained by the Borrower and its Subsidiaries in accordance with GAAP;
(d) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business of the Borrower and its Subsidiaries;
(f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;
(g) Liens which were in existence on the date hereof and shown on Schedule 6.3(g) and extensions or replacements thereof;
(h) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by a Lien permitted by clause (g) or (i) of this Section 6.3 or this clause (h) without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 6.2(d); and
(i) Liens incurred in connection with Capital Leases and purchase money Indebtedness as and to the extent permitted under this Agreement.
6.4. Limitations on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets except:
(a) any Subsidiary may merge with or into the Borrower or a Guarantor so long as the Borrower or such Guarantor is the surviving entity;
(b) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or a Guarantor;
(c) any Guarantor may merge with or into any other Guarantor;
(d) any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Guarantor; and

(e) any Foreign Subsidiary (other than ERT UK1) may merge with or into any other Foreign Subsidiary (other than ERT UK1), provided that, immediately after each such transaction and after giving effect thereto, the Borrower is in compliance with this Agreement and no Default or Event of Default shall be in existence or result from such transaction.
6.5. Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its tangible or intangible property, business or assets (including, without limitation, accounts receivables and leasehold interests), whether now owned or hereafter acquired, except:
(a) obsolete or worn out property disposed of in the ordinary course of business of the Borrower and its Subsidiaries;
(b) the sale or lease of inventory in the ordinary course of business of the Borrower and its Subsidiaries;
(c) the sale of assets during any fiscal year in an aggregate amount not to exceed $2,500,000;
(d) the sale or transfer of any assets of the Borrower in connection with the creation, formation and ongoing operations of the Services Subsidiary; and
(e) as permitted by Section 6.4.
6.6. Limitations on Investments. At any time make any Investments other than Permitted Investments.
6.7. Limitation on Distributions. Declare or make any Distributions, except (a) Upstream Payments, and (b) the repurchase of Capital Stock of the Borrower in an aggregate amount of all payments for such repurchases in any calendar year not to exceed $2,500,000, provided that at the time of any such repurchase, no Default or Event of Default has occurred and is continuing or would result from such repurchase, (c) amounts paid by the Borrower to ERT UK1 in an aggregate amount not to exceed $3,000,000 on an annual basis, in each case for the sole purpose of payment by ERT UK1 of Indebtedness permitted by Section 6.2(i) (including any conditions to such Indebtedness set forth in clause (l) of the definition of Permitted Investments) and (d) any initial contribution of capital made by the Borrower to the Services Subsidiary; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents and/or under Requirements of Law.
6.8. Transactions with Affiliates. Directly or indirectly enter into any transaction or arrangement whatsoever or make any payment to any Affiliate other than a Loan Party, except, (a) in connection with or related to the Services Subsidiary Contract, (b) in the ordinary course of and pursuant to the reasonable requirements of the Loan Parties’ businesses and upon fair and reasonable terms no less favorable to the Loan Parties than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate, and (c) as otherwise expressly permitted in this Agreement.
6.9. Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.
6.10. Continuation of or Change in Business. Engage in any business either directly or through any Subsidiary except for businesses in which the Borrower or any of its Subsidiaries is engaged in on the date of this Agreement and any business activities reasonably related to such existing businesses.
6.11. Restrictive Agreements. Become a party to any Restrictive Agreement, or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Distribution, except for (a) restrictions under the Loan Documents and/or under any Requirement of Law, (b) any restriction in any agreement for Indebtedness permitted under Section 6.2(b) insofar as any such restriction relates to granting Liens on assets securing such Indebtedness, provided that such restrictions apply only to the assets subject to such Indebtedness or (c) customary restrictions on assignment in leases and other contracts.
6.12. Payment of and Amendment to Certain Indebtedness. (a) Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Indebtedness other than:
(i) the Obligations;
(ii) with respect to any Subordinated Debt permitted hereunder, regularly scheduled payments of principal and interest, but only to the extent permitted under any subordination agreement relating to such Subordinated Debt; and
(iii) any other Indebtedness permitted pursuant to Section 6.2, in each case, on but not prior to the due date therefor (or for such portion or installment thereof then due) under the agreement evidencing such Indebtedness.
(b) Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (i) increases the principal balance of such Subordinated Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date, the weighted average life to maturity or otherwise accelerates or increases amortization; (iv) increases the interest rate (other than by the imposition of a contractual default rate); (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for the Borrower or any of its Subsidiaries, or that is otherwise adverse to the Borrower or any of its Subsidiaries or (vi) results in the Obligations not being fully benefited by the subordination provisions thereof.

6.13. Changes in Organizational Documents. Amend in any respect its charter, certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, partnership agreement, certificate of partnership, shareholders agreement, voting trust agreement or similar documents governing the formation or operation of the Borrower or any of its Subsidiaries, in each case in any manner adverse to the interests of the Lender.
6.14. Use of Proceeds. Directly or indirectly apply any part of the proceeds of the Revolver Loans to the purchasing or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.
6.15. Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than December 31.
6.16. Subsidiaries. (a) Own, form or acquire any Subsidiary unless (i) it is a Wholly-Owned Subsidiary, (ii) in the case of an acquisition, the acquisition of such Subsidiary is a Permitted Acquisition and (iii) the Borrower and its Subsidiaries shall have complied with Section 5.10 with respect to all newly formed or acquired Domestic Subsidiaries; or
(b) permit any existing Subsidiary to issue any additional Capital Stock other than (i) director’s qualifying shares and (ii) Capital Stock (other than Disqualified Capital Stock) issued to the existing owners of such Capital Stock.
6.17. No Misrepresentations or Material Nondisclosure. Furnish the Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary in order to make it not misleading in light of the circumstances under which it was furnished.
SECTION 7. EVENTS OF DEFAULT
7.1. Events of Default. If any of the following events shall occur and be continuing:
(a) The Borrower (i) shall fail to pay any principal or any Reimbursement Obligation due and owing hereunder or under any other Loan Document as and when due, or (ii) shall fail to pay any other amount payable hereunder or under any other Loan Document (including without limitation any fees) within three (3) Business Days after the due date therefor; or
(b) Any representation or warranty made or deemed made by a Borrower or any of its Subsidiaries herein or in any other Loan Document or which is contained in any certificate or financial statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect or misleading on or as of the date made or deemed made; or

(c) The Borrower or any of its Subsidiaries shall default in the observance or performance of any agreement contained in Sections 5.1, 5.4 (with respect to the Borrower only), 5.8(a) or Section 6 of this Agreement; or
(d) The Borrower or any of its Subsidiaries shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in subsections (a) through (c) above) or any other Loan Document, and such default shall continue unremedied (if it is capable of being remedied in such period) for a period of five (5) Business Days; or
(e) The Borrower or any of its Subsidiaries shall (i) default in the payment of any amount payable on any Indebtedness (other than the Obligations) or in the payment of any Guaranty Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guaranty Obligation was created and the aggregate amount of such Indebtedness and/or Guaranty Obligations in respect of which such default or defaults shall have occurred is at least $1,000,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due and payable prior to its stated maturity or such Guaranty Obligation to become immediately payable; or
(f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, satisfied, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they generally become due; or (vi) the Borrower or any of its Subsidiaries makes an assignment for the benefit of its creditors or a composition with its creditors; or

(g) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (excluding any such judgments or orders which are fully covered by insurance, subject to any customary deductible, and under which the applicable insurance carrier has acknowledged such full coverage in writing) of $750,000 or more and all such judgments or decrees shall not have been vacated, discharged, settled, satisfied or paid, or stayed or bonded pending appeal, within 30 days from the entry thereof; or
(h) Any Change of Control shall occur; or
(i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Borrower to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; the Borrower or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan; or
(j) Any Loan Document shall cease to be a legal, valid and binding agreement enforceable against the Borrower or any of its Subsidiaries in accordance with the terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged and thereby deprive or deny the Lender of the intended benefits thereof or the Lender shall thereby cease substantially to have the rights, titles, interests, remedies, powers or privileges intended to be created thereby; or
(k) There shall occur any event, development or condition that has or could reasonably be expected to have a Material Adverse Effect; or
(l) Any Guarantor revokes or terminates or purports to revoke or terminate any guaranty of such party in favor of the Lender; or
(m) The Borrower or any of its Subsidiaries shall be criminally indicted or convicted under any Requirement of Law that could lead to a forfeiture of any property of the Borrower or any of its Subsidiaries.
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, automatically the Commitment (including the obligations of the Lender to thereafter issue Letters of Credit) shall immediately terminate, and the Revolver Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Revolver Note and the other Loan Documents shall automatically and immediately become due and payable (including, without limitation, all Letter of Credit Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), and (B) if such event is any other Event of Default, the Lender may, (i) by notice to the Borrower declare the Commitment to be terminated forthwith, whereupon the Commitment and the obligations of the Lender to make Revolver Loans and to issue Letters of Credit shall immediately terminate; (ii) by notice of default to the

Borrower, declare the Revolver Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Revolver Note and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable (including, without limitation, all Letter of Credit Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder); and/or (iii) by notice to the Borrower require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest bearing account with the Lender, as cash collateral for its obligations under this Agreement, the Revolver Note and the Applications, an amount equal to the Letter of Credit Coverage Requirement, and the Borrower hereby pledges to the Lender, and grants to the Lender a security interest in, all such cash as security for such obligations. Amounts held in such cash collateral account shall be applied by the Lender to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the Obligations of the Borrower hereunder; provided, that, the Lender may at any time apply any funds in such cash collateral account to any such Obligations other than those in respect of Letters of Credit. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations of the Borrower hereunder shall have been paid in full, the balance, if any, in such cash collateral account shall be promptly returned to the Borrower. The Borrower shall execute and deliver to the Lender, such further documents and instruments as the Lender may request to evidence the creation and perfection of the within security interest in such cash collateral account. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Lender shall have all of the rights and remedies under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Lender may exercise all post-default rights granted to it under the Loan Documents and applicable Law.
SECTION 8. MISCELLANEOUS
8.1. Amendments and Waivers. Neither this Agreement, the Revolver Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Lender and the Borrower may, from time to time, enter into amendments (including letter agreements), supplements or modifications hereto and to the Revolver Note and the other Loan Documents for the purpose of adding provisions to this Agreement, the Revolver Note or any other Loan Document or changing in any manner the rights of the Lender or of the Borrowers hereunder or thereunder or waiving, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement, the Revolver Note or any other Loan Document or any Default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall be in writing and be binding upon the Borrower, the Lender and all future holders of the Revolver Note. In the case of any waiver, the Borrower and the Lender shall be restored to their former position and rights hereunder and under the Revolver Note, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

8.2. Notices; Lending Offices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of facsimile transmission notice, when sent during normal business hours with electronic confirmation or otherwise when received, addressed as follows in the case of the Borrower and the Lender or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Revolver Note:

The Borrower:	eResearchTechnology, Inc.
1818 Market Street, Suite 1000
Philadelphia, PA 19103
Attention: Keith D. Schneck, Chief Financial Officer
Facsimile: 215-972-0414

with a copy to:	Duane Morris LLP
30 S. 17th Street
Philadelphia. PA 19103
Attention: Thomas G. Spencer
Facsimile: 215-689-4405

The Lender:	Citizens Bank of Pennsylvania
3025 Chemical Road, Suite 300
Plymouth Meeting, PA 19462
Attention: Dale R. Carr
Facsimile: 610-941-4185
provided that (a) any notice, request or demand to or upon the Lender pursuant to Sections 2.3, 2.4, 2.6, 2.11 and 2.12 shall not be effective until received and (b) any notice of a Default or Event of Default hereunder shall be delivered by hand or sent by nationally recognized overnight courier.
8.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
8.4. Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Revolver Note and the other Loan Documents.
8.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all of its costs and expenses incurred in connection with the development, preparation and execution of this Agreement, the Revolver Note, the other Loan

Documents and any other documents executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Lender, (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with any amendment, supplement or modification to (or proposed amendment, supplement or modification to) this Agreement, the Revolver Note and the other Loan Documents and any other documents executed and delivered in connection therewith, and the administration of this Agreement, the other Loan Documents and the revolving credit facility provided herein, including without limitation, the reasonable fees and disbursements of counsel, (c) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Revolver Note, the other Loan Documents and any such other documents (including all such expenses incurred during any actual or attempted workout, restructuring or negotiations in respect of the Revolver Loans, Letters of Credit or other Obligations), including, without limitation, reasonable fees and disbursements of counsel to the Lender, (d) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Revolver Note, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold the Lender and its Affiliates and their respective partners, officers, employees, directors, trustees, agents and advisors (the “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, in tort or on any other ground), judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of or in any other way arising out of or relating to, this Agreement, the Revolver Note, the other Loan Documents or any such other documents contemplated by or referred to herein or therein or any action taken by any Indemnitee with respect to the foregoing including, without limitation, any of the foregoing relating to the use of proceeds of the Revolver Loans or the violation of, noncompliance with or liability under, any Environmental Laws applicable to the operations of the Borrower or its Subsidiaries (all the foregoing, collectively, the “indemnified liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction. The agreements in this Section shall survive repayment of the Revolver Note and all other amounts payable hereunder.
8.6. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower or the Lender that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. The Borrower may not assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of the Lender. The Lender may assign its rights and delegate its obligations under this Agreement and the other Loan Documents and further assign, or sell participations in, all or any part of the Revolver Loans, the Letters of Credit or any other interest herein to another financial institution or other Person on terms and conditions acceptable to the Lender, provided, that, any such assignment of (but not participation in) the Revolver Loans, Letters of Credit or any interest therein shall be to an Eligible Transferee.
8.7. Disclosure of Information. Unless otherwise consented to by the Borrower in writing, the Lender agrees to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Agreement or any other Loan Document; provided that nothing herein shall prevent the Lender from disclosing any such information (a) to its employees, directors, agents, attorneys, accountants and other professional advisors, (b) upon the request or demand of any Governmental Authority or any other examiner having jurisdiction or authority over the Lender, (c) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (d) which has been publicly disclosed other than in breach of this Agreement, including judicial process, (e) in connection with the exercise of any remedy hereunder or under the Revolver Note or (f) pursuant to Section 5.1(d).
8.8. Set-off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under the Revolver Note (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender to or for the credit or the account of the Borrower. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.
8.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.
8.10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.11. Integration. This Agreement and the other Loan Documents represent the agreement of the parties hereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.12. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THE SHARE CHARGE) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THE SHARE CHARGE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
8.13. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
(a) submits for itself and its property in any legal action or proceeding relating to this Agreement or the Revolver Note, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the Commonwealth of Pennsylvania, the courts of the United States of America for the Eastern District of Pennsylvania, and appellate courts from any thereof;
(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 8.2 or at such other address of which the Lender shall have been notified pursuant thereto;
(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
8.14. Acknowledgments. The Borrowers hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Revolver Note and the other Loan Documents; and
(b) the Lender has no fiduciary relationship to the Borrower and the relationship hereunder between the Lender and the Borrower is solely that of debtor and creditor.
8.15. No Right of Contribution. Upon the occurrence and during the continuation of an Event of Default hereunder, the Borrower shall not seek or be entitled to any reimbursement from any other Loan Party, or be subrogated to any rights of the Lender against the Borrower or any other Loan Party, in respect of any payments made pursuant to the Loan

Documents, until all amounts owing to the Lender hereunder and under the Revolver Note are paid in full.
8.16. WAIVERS OF JURY TRIAL. EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE REVOLVER NOTE OR ANY OTHER LOAN DOCUMENT AND FOR ANY MANDATORY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER: ERESEARCHTECHNOLOGY, INC.
By:	/s/ Kevin Schneck
	Name:	Kevin Schneck
	Title:	Secretary

ACKNOWLEDGED AND AGREED:

ERT TECH CORPORATION

By:	/s/ Steven M. Eisenstein

Name: Steven M. Eisenstein
Title: Secretary

ERT INVESTMENT CORPORATION

By:	/s/ Steven M. Eisenstein

Name: Steven M. Eisenstein
Title: Secretary

COVANCE CARDIAC SAFETY SERVICES INC.

By:	/s/ Keith Schneck

Name: Keith Schneck
Title: Secretary
[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDER: CITIZENS BANK OF PENNSYLVANIA, as the Lender
By:	/s/ Dale R. Carr
	Name:	Dale R. Carr
	Title:	SVP
[SIGNATURE PAGE TO CREDIT AGREEMENT]

SCHEDULE AND EXHIBITS OMITTED